Exhibit 10.21
EXECUTION COPY

AGREEMENT OF LEASE

LEVEL 3 COMMUNICATIONS, LLC
LANDLORD
AND
ENVOY CORPORATION
TENANT

PREMISES:	APPROXIMATELY 20,077 SQUARE FEET OF DATA CENTER SPACE AND 13,114 SQUARE FEET OF UNIMPROVED SPACE 3993 CROWFARN DRIVE MEMPHIS, TENNESSEE

DATED:	as of June 26, 2006

     AGREEMENT OF LEASE, (as the same may be amended or modified, this “Lease”) dated as of June 26, 2006, between LEVEL 3 COMMUNICATIONS, LLC, a Delaware limited liability company with an address at 1025 Eldorado Boulevard, Broomfield, Colorado 80021 (“Landlord”), and Envoy Corporation, a Delaware corporation with an office at c/o WebMD Corporation, 669 River Drive, Elmwood Park, NJ 07407 (“Tenant”).
W I T N E S S E T H:
     The parties hereto, for themselves, their legal representatives, successors and assigns, covenant and agree as follows.
ARTICLE 1
DEFINITIONS; INTERPRETATION
     Section 1.1 For all purposes of this Lease, the following terms shall have the following meanings:

Additional Rent:	Any and all sums, other than Fixed Rent, payable by Tenant to Landlord under this Lease.

Affiliate:	With respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

Alterations:	Alterations, installations, improvements, additions or other physical changes (other than decorations, movable fixtures and equipment) in or about the Premises or elsewhere in the Building.

Base Rate:	The annual rate of interest publicly announced from time to time by Citibank, N.A., New York, New York (or any successor thereto) as its “base rate”, or such other term as may be used by Citibank, N.A. from time to time for the rate presently referred to as its base rate.

Building:	All the buildings, equipment, parking facilities and other improvements and appurtenances of every kind and description now located or hereafter erected, constructed or placed upon the land and any and all alterations, renewals, replacements, additions and substitutions thereto, presently known by the address of 3993 Crowfarn Drive, Memphis, Tennessee.

Building Systems:	The mechanical, electrical, heating, ventilating, air conditioning, elevator, plumbing, sanitary, life-safety, fire sprinkler and other service systems of the Building, but shall not include the Premises Equipment or systems installed in the Premises or elsewhere in the Building by Tenant.

Business Days:	All days, excluding Saturdays, Sundays, and all days observed by either the State of Tennessee, the United States of America or by the labor unions servicing the Building as legal holidays.

Commencement Date:	The Delivery Date.

Control:	As to any Entity: (a) the ownership, directly or indirectly, of more than fifty percent (50%) of the Ownership Interests of such entity, and (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Entity, whether through the ownership of Ownership Interests, by statute, or by contract.

Default Rate:	The lesser of (i) a rate per annum equal to four (4) percentage points above the Base Rate, or (ii) the maximum rate of interest permitted under applicable Laws.

Delivery Date:	The date Landlord delivers possession of the Premises to Tenant and Tenant receives a Certificate of Occupancy permitting Envoy Corporation to use the Premises if required by Law; provided that if Tenant is unable to obtain such Certificate of Occupancy within ninety (90) days after the execution and delivery of this Lease, Tenant may terminate this Lease by giving notice to Landlord of such termination within such ninety (90) day period. If Tenant fails to provide such notice within such ninety (90) period, Tenant shall be deemed to have waived such right to terminate this Lease by reason of such inability to obtain a Certificate of Occupancy and this Lease shall continue in full force and effect without such condition.

Entity:	A corporation, limited liability company, limited partnership, limited liability partnership, general partnership, business trust, foundation, or any other legal entity in which legal or equitable ownership interests may be owned and transferred.

Environmental Laws:	All Laws now or hereafter in effect relating to the environment, health, safety or Hazardous Materials.

Expiration Date:	The last day of the month in which the tenth (10th) anniversary of the Rent Commencement Date occurs.

Fixed Rent:	Defined in Section 2.1.

Governmental Authority:	Any of the United States of America, the State of Tennessee, the City of Memphis, any political subdivision thereof and any agency, department, commission, board, bureau, owners association or instrumentality of any of the foregoing, now existing or hereafter created, having jurisdiction over the Real Property or any portion thereof or the vaults, curbs, sidewalks, streets and areas adjacent thereto.

Hazardous Materials:	Any substances, materials or wastes regulated by any Governmental Authority or deemed or defined as a “hazardous substance”, “hazardous material”, “toxic substance”, “toxic pollutant”, “contaminant”, “pollutant”, “solid waste”, “hazardous waste” or words of similar import under applicable Laws, including oil and petroleum products, natural or synthetic gas, polychlorinated biphenyls, mold, asbestos in any form, urea formaldehyde, radon gas, or the emission of non-ionizing radiation, microwave radiation or electromagnetic fields at levels in excess of those (if any) specified by any Governmental Authority as being safe for exposure to persons or which may cause a health hazard or danger to property, or the emission of any form of ionizing radiation.

HVAC:	Heat, ventilation and air-conditioning.

Initial Alterations:	Defined in Section 5.3.

Landlord’s Broker:	Commercial Advisors, LLC

Landlord’s Work:	Defined in Section 5.2.

Laws:	All present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes, executive orders, rules of common law, and any judicial interpretations thereof, extraordinary as well as ordinary, of all Governmental Authorities, including the Americans with Disabilities Act (42 U.S.C. §12,101 et seq.) and any law of like import, and all rules, regulations and government orders with respect thereto, and of any applicable fire rating bureau, or other body exercising similar functions, of general applicability or affecting the Real Property or the maintenance, use or occupation thereof, or any street or sidewalk comprising a part of or in front thereof or any vault in or under the Building.

Mortgage:	Any mortgage, trust indenture, credit agreement or the like which may now or hereafter affect the Real Property, Building, Premises Equipment or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder.

Mortgagee:	Any mortgagee, trustee or other holder of a Mortgage.

Ownership Interests:	As to any Entity, the outstanding voting stock, membership interests, partnership interests or other legal or equitable ownership interests of any kind, however characterized, in such Entity.

Permitted Alterations:	Defined in Section 4.1.

Permitted Use:	The use of the Premises by Tenant for communications purposes and facilities, including the installation, operation, assembly and maintenance of communication, electronic, optronic, switching and transmission equipment, including servers, and facilities in connection with Tenant’s communications business (including colocation of communications equipment as permitted under Section 14.1(b)) and related communications and information and data, voice, video and other transmission services, for disaster recovery, business continuity, call center and/or for executive and general offices use, and for no other purpose.

Person:	Any Entity, estate, trust, unincorporated association, tenancy-in-common, or any Governmental Authority.

Plans:	Defined in Section 4.2(b).

Premises:	Collectively, the following rentable areas of the Building: (i) a portion of the Building containing a total of approximately 20,077 Rentable Square Feet on the 1st floor and as depicted on Exhibit A-1 (“Data Center Space”), (ii) a portion of the Building containing approximately 13,114 Rentable Square Feet on the 1st floor and as depicted on the attached Exhibit A-2 (“Unimproved Space”), and (iii) the Support Space (see Section 10.6 for description) as depicted on the attached Exhibit E.

Premises Area:	The Rentable Square Foot area of the Premises, consisting of approximately 33,191 Rentable Square Feet, as the Premises Area may be increased or decreased from time to time pursuant to this Lease.

Premises Equipment:	Defined in Section 3.4.

Real Property:	The Building, together with the plot of land upon which it stands.

Rent:	Collectively, Fixed Rent and Additional Rent.

Rent Commencement Date:	The day following the date that is six (6) months after the Delivery Date for the Premises.

Rentable Square Feet:	The deemed rentable area of the Building or any portion thereof, computed using the standards set forth by the American National Standards Institute, Inc. and Building Owners and Managers Association International which are currently employed by Landlord with respect to the calculation of the deemed Rentable Square Foot area of the Building; provided, however, that in no event shall such deemed Rentable Square Footage constitute or imply any representation or warranty by Landlord as to the actual size of any floor or other portion of the Building, including the Premises. In the event Landlord or

Tenant measures the Premises to confirm the size of the Premises according to the standards set forth in this paragraph the parties agree to execute any documents or amendments reasonably necessary to evidence any revision to the Premises size, if any.

Rules and Regulations:	The rules and regulations attached to this Lease as Exhibit B, and such additional rules and regulations as Landlord may adopt from time to time.

Substantial Completion:	As to any construction performed by any party in the Premises, including the Initial Alterations, any other Alterations, or Landlord’s Work, that such work has been completed substantially in accordance with (i) the provisions of this Lease applicable thereto, (ii) the plans and specifications for such work, and (iii) all applicable Laws, except for minor details of construction, decoration and mechanical adjustments, if any, the noncompletion of which does not materially interfere with Tenant’s use of the Premises, or which, in accordance with good construction practice, should be completed after the completion of other work to be performed in the Premises.

Superior Lease:	Any ground or underlying lease of the Real Property or any part thereof, now existing or hereafter entered into by Landlord, and all renewals, extensions, supplements, amendments and modifications thereof.

Superior Lessor:	A lessor under a Superior Lease.

Support Space:	Defined in Section 10.6(a).

Tenant’s Alterations:	All Alterations, including the Initial Alterations, in and to the Premises and elsewhere in the Building which may be made by or on behalf of Tenant during the Term.

Tenant’s Broker:	Cushman & Wakefield, Inc.

Tenant Party:	Any of Tenant, any Affiliate of Tenant, any subtenant or any other occupant of the Premises, or any of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, licensees, invitees, servants, agents or representatives.

Tenant’s Property:	Tenant’s fixtures and movable partitions, telephone and other communications equipment, computer systems, furniture, trade fixtures, furnishings, and other items of personal property which are owned by Tenant Party and are removable without material damage to the Premises or Building.

Term:	The term of this Lease, which shall commence on the Commencement Date and shall expire on the Expiration Date, as the Term may be extended pursuant to this Agreement.
     Section 1.2 All of the Exhibits attached to this Lease are incorporated in and made a part of this Lease, but in the event of any conflict or inconsistency between the provisions of this Lease and the Exhibits, the provisions of this Lease shall control. As used in this Lease: (a) the word “or” is not exclusive and the word “including” is not limiting, (b) references to a law include any rule or regulation issued under the law and any amendment to the law, rule or regulation, (c) whenever the words “include”, “includes”, or “including” appear, they shall be deemed to be followed by the words “without limitation”, (d) personal pronouns shall be deemed to include the other genders and the singular to include the plural, (e) all references to notices to be given by or to a party shall, unless otherwise expressly stated, be deemed to refer to written notices, and (f) all Article and Section references shall, unless otherwise expressly stated, be deemed references to the Articles and Sections of this Lease. Wherever a period of time is stated in this Lease as commencing or ending on specified dates, such period of time shall be deemed (i) inclusive of such stated commencement and ending dates, and (ii) to commence at 12:00 A.M. local time for the Premises on such stated commencement date and to end at 11:59 P.M. local time for the Premises on such stated ending date. The captions used in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease nor the intent of any provision hereof.
ARTICLE 2
DEMISE, PREMISES, TERM, RENT, GUARANTY
     Section 2.1 Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, the Premises, for the Term to commence on the Commencement Date and to end on the Expiration Date, at an annual rent (“Fixed Rent”) initially equal to: (i) for Data Center Space, Twenty-One and no/100 Dollars ($21.00) per Rentable Square Foot of the Data Center Space area, plus (ii) for the Unimproved Space, Five and no/100 Dollars ($5.00) per Rentable Square Foot of the Unimproved Area. It is expressly understood and agreed by the parties that the initial Fixed Rent for the Data Center Space area shall be calculated using 20,077 Rentable Square Feet and the Unimproved Space area shall be calculated using 13,144 Rentable Square Feet subject to revisions as set forth in the definition of Rentable Square Feet herein. Fixed Rent shall be increased on each anniversary of the Commencement Date by an amount equal to one and three-quarters percent (1.75%) of the Fixed Rent then payable, so that increases in Fixed Rent shall be cumulative and compounded at the rate of one and three-quarters percent (1.75%) per annum over the Term. By way of illustration, Fixed Rent, on a per Rentable Square Foot basis, rounded to the nearest cent, will increase as follows: (i) for Data Center Space,

Fixed Rent per
Date	Rentable Square Foot
Rent Commencement Date	$21.00
1st anniversary of the Commencement Date	21.37
2nd anniversary of the Commencement Date	21.74
3rd anniversary of the Commencement Date	22.12

Fixed Rent per
Date	Rentable Square Foot
4th anniversary of the Commencement Date	22.51
5th anniversary of the Commencement Date	22.90
6th anniversary of the Commencement Date	23.30
7th anniversary of the Commencement Date	23.71
8th anniversary of the Commencement Date	24.13
9th anniversary of the Commencement Date	24.55
And (ii) for Unimproved Space:

Fixed Rent per
Date	Rentable Square Foot
Rent Commencement Date	$5.00
1st anniversary of the Commencement Date	5.09
2nd anniversary of the Commencement Date	5.18
3rd anniversary of the Commencement Date	5.27
4th anniversary of the Commencement Date	5.36
5th anniversary of the Commencement Date	5.45
6th anniversary of the Commencement Date	5.55
7th anniversary of the Commencement Date	5.65
8th anniversary of the Commencement Date	5.74
9th anniversary of the Commencement Date	5.85
which Tenant agrees to pay to Landlord, without notice or demand, in lawful money of the United States, in monthly installments in advance on the first (1st) day of each calendar month during the Term following the Rent Commencement Date (each such date, a “Payment Date”), at the office of Landlord or such other place as Landlord may designate, without any set-off, offset, abatement or deduction whatsoever, except as otherwise expressly set forth herein. Fixed Rent and Additional Rent shall be payable by check or by wire transfer of immediately available funds.
     Section 2.2 Notwithstanding anything to the contrary contained herein, simultaneously with the execution and delivery of this Lease, Tenant shall: (i) pay to Landlord the sum of Forty Thousand Five Hundred Ninety-Eight and 92/100 Dollars ($40,598.92) representing the installment of Fixed Rent for the Premises for the first (1st) full calendar month of the Term after the Rent Commencement Date for the Premises and (ii) pay to Landlord the sum of Two Hundred Ninety-Five Thousand and no/100 Dollars ($295,000.00) representing the Security Deposit as set forth in Article 30. If the Rent Commencement Date is not the first day of a month, then on or before such Rent Commencement Date, Tenant shall pay Fixed Rent for the period from such Rent Commencement Date through the last day of the month in which such Rent Commencement Date occurs.

          Section 2.3 Landlord and Tenant intend and agree that this Lease shall be a “modified gross lease” and that all taxes and operating expenses shall be paid by Landlord, except as otherwise set forth herein. All expenses directly associated with Tenant’s use and occupancy of the Premises, including, but not limited to utility service, telephone service, interior maintenance and environmental maintenance to the Premises (except to the extent caused by the gross negligence of a Landlord Party) and all associated Alterations, Tenant Property and Premises Equipment shall be paid solely by Tenant. Rent and all other sums payable hereunder shall be paid by Tenant without notice, demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction, except as otherwise expressly set forth herein.
ARTICLE 3
USE AND OCCUPANCY
          Section 3.1 Tenant shall use and occupy the Premises for the Permitted Use and for no other purpose. Tenant shall not use or occupy or permit the use or occupancy of any part of the Premises in any manner not permitted hereunder, or which would adversely affect (a) the functioning of the Building Systems or Premises Equipment, (b) the use or enjoyment of any part of the Building by any other tenant or other occupant, or (c) the exterior appearance of the Building.
          Section 3.2 Landlord shall not be subject to any liability for any delay or failure in delivering possession of the Premises or any portion thereof to Tenant on any specific date, and the validity of this Lease shall not be impaired under such circumstances, nor shall the same be construed to extend the term of this Lease, except that Fixed Rent and Additional Rent shall be abated until possession of the Premises or portion thereof shall be delivered to Tenant.
          Section 3.3 Landlord shall provide Tenant the parking spaces designated on Exhibit F at no additional charge by Landlord. Further, Landlord agrees that if required to operate Tenant’s business and reasonable alternatives do not exist, Tenant may convert the grassy area behind the Building and shown on Exhibit F to additional parking and utilize same, without additional charge therefor except that Tenant will pay the cost of conversion and maintenance of such area and will, upon the request of Landlord, convert same back to a grassy area upon the expiration or earlier termination of this Lease. Landlord hereby grants to Tenant, at no additional charge to Tenant, the right to use in common with Landlord and any other person claiming by or under Landlord the existing loading dock in the Building and loading dock gates, doors and related equipment.
          Section 3.4 Landlord agrees to make available or cause to be made available to Tenant without warranty other than as expressly set forth herein, the use of the equipment, fixtures and conduit for the Premises only as specifically set forth in Exhibit D (“Premises Equipment”) throughout the Term or until the earlier expiration of this Lease; provided, however, Tenant agrees, subject to any right of Tenant to upgrade or replace same, to consistently and routinely throughout the Term maintain and service the non-structural portions of all such Premises Equipment pursuant to applicable manufacturer standards and requirements as determined in Landlord’s reasonable discretion, reasonable wear and tear and casualty damage excepted. Prior to the Commencement Date, Tenant shall enter into full service maintenance contracts covering certain portions of the Premises Equipment (as identified in Exhibit D) and shall provide Landlord copies of all such contracts pursuant to the provisions in Section 25. In no event shall Landlord be deemed to have reviewed, approved or otherwise consented to such maintenance contracts and Tenant agrees that its maintenance obligations as set forth herein shall not be affected or otherwise changed by such maintenance contracts. Any trade fixtures and Tenant Property installed by Tenant during the Term shall remain the property of Tenant and may be removed by Tenant at any time. Landlord agrees that Tenant shall have the right to use the existing equipment and systems currently located in and/or exclusively servicing the Premises during the Term of the Lease in accordance with the terms of this Lease.
ARTICLE 4
ALTERATIONS
          Section 4.1 (a) Tenant shall not make any Alterations without Landlord’s prior written consent in each instance, which consent must be granted or denied in Landlord’s reasonable discretion; provided, however, that Tenant shall provide Landlord with no less than ten (10) Business Days’ notice of the making of all Alterations, but no consent of Landlord is needed for Alterations proposed to be made by Tenant to adapt the Premises for the Permitted Use or at any other time during the Term of this Lease provided that such Alterations (i) are not Structural Alterations, (ii) do not adversely affect any part of the Building other than the Premises, the generator and/or the cooling tower servicing the Premises and (iii) do not adversely affect any service required to be furnished by Landlord to Tenant or to any other tenant or occupant of the Building. In addition and notwithstanding anything in this Lease to the contrary, Landlord hereby agrees that Tenant may perform those Alterations (the “Permitted Alterations”) described on EXHIBIT G attached hereto, and no further consent of Landlord shall be required for such Permitted Alterations, except that if any of such Permitted Alterations constitute Structural Alterations, Landlord shall have the right to approve the plans therefor, as provided herein. For purposes of this Article 4, “Structural Alterations” means Alterations which affect the structural elements of the walls, floors, ceiling or columns of the Building or any components of the exterior of the Building or affect the Building Systems or services in a manner which would adversely affect the provision of services to other Building tenants.
          (b) Landlord acknowledges and agrees that the following shall not constitute Alterations for the purposes of this Article 4: (i) installation, relocation, removal or replacement of communications equipment in the normal course of Tenant’s business which are located wholly within the Premises, not permanently affixed to the Building, and removable without material damage to the Premises and the Building, (ii) repairs and replacements to the generator, cooling tower and other equipment exclusively serving the Premises regardless of where same is located; and (iii) changing of wall coverings, carpeting or paint, provided that Tenant shall give Landlord prior notice of the performance of such work in the Premises.
          Section 4.2 (a) Prior to making any Alterations, Tenant shall at its expense (i) if such Alterations are of the type as to which Plans (as hereinafter defined) are customarily prepared, submit to Landlord Plans (including designation of construction worker and vehicle access points and staging areas) therefor and, if for a Structural Alteration, such plans shall be in form reasonably satisfactory to Landlord and shall be subject to Landlord’s written approval which shall not be unreasonably withheld or delayed, (ii) if such Alterations require a filing with any Governmental Authority or require the consent of such authority, then such Plans shall (A) be prepared and certified by a registered architect or licensed engineer, and (B) comply with all Laws to the extent necessary for such governmental filing or consent, (iii) obtain all required permits, approvals and certificates, (iv) furnish to Landlord certificates of insurance which evidence worker’s compensation coverage (covering all persons to be employed by Tenant, and all contractors and subcontractors supplying materials or performing work in connection with such Alterations), commercial general liability insurance (including property damage coverage), comprehensive form automobile liability insurance all such aforesaid insurance coverage shall be in accordance with the limits and other requirements of Article 11 and Builder’s Risk or comparable coverage (issued on a completed value basis) and which name Landlord and its employees and agents, any Superior Lessor and any Mortgagee as to which Tenant has been notified as additional insureds, and (v) furnish to Landlord recordable waivers of liens from all contractors, subcontractors and materialmen in form and substance acceptable to Landlord. All Tenant Alterations shall be performed by Tenant at Tenant’s sole cost and expense (A) in a good and workmanlike manner using materials of good quality, (B) in compliance with all applicable Laws, and (C) in accordance with the plans and specifications previously approved by Landlord to the extent required. Tenant shall at its cost and expense obtain all approvals, consents and permits from every Governmental Authority having or claiming jurisdiction prior to, during and upon completion of any Alterations. Tenant shall promptly reimburse Landlord, as Additional Rent within thirty (30) days after demand, for (I) all actual and reasonable out-of-pocket costs and expenses incurred by Landlord in connection with Landlord’s review of Tenant’s plans and specifications, and (II) all reasonable actual costs and expenses incurred by Landlord in connection with the provision of Building personnel during the performance of any Alterations required by trade union policy or required by Tenant, to facilitate Tenant’s Alterations. The costs and expenses described in the preceding sentence shall not include the regular salaries and benefits of Landlord’s employees at the Building, but shall include all overtime and other labor costs incurred by Landlord in connection with Tenant’s Alterations which would not have been incurred by Landlord but for the performance of such Alterations.
          (b) To the extent Landlord’s approval is required therefor, Landlord agrees to respond to any written request for approval of Plans for any Alterations within ten (10) Business Days after receipt by Landlord of complete and detailed architectural, structural, mechanical and engineering plans and specifications as required therefor (collectively, the “Plans”). In addition, Landlord agrees to respond to any resubmission of the Plans within five (5) Business Days after written resubmission, unless substantial revisions are required to the Plans, in which event Landlord shall respond to Tenant within a reasonable time thereafter. In the event that Landlord disapproves of all or any portion of the Plans, Landlord shall notify Tenant of the grounds for such disapproval with reasonable specificity.
          (c) Without limitation of the provisions of Section 4.2(b), if Landlord’s approval is required therefor and if requested by Tenant, Landlord will grant conditional approval of preliminary plans, conceptual design drawings or written descriptions of Alterations proposed to be made by Tenant at any stage of the design process prior to the submission of final plans and specifications by Tenant, provided that Landlord shall retain the right to disapprove any such final plans and specifications if, subsequent to any such preliminary approval, material changes are made in the type or nature of the Alteration described in the plans, drawings or descriptions previously approved by Landlord, or additional work, equipment or materials are added which had not previously been considered and approved by Landlord in connection with such Alteration.
          (d) Upon completion of any Alterations, Tenant, at its expense, shall promptly obtain certificates of final approval of such Alterations as may be required by any Governmental Authority, and shall furnish Landlord with copies thereof, together with “as-built” plans and specifications for such Alterations prepared on an Autocad Computer Assisted Drafting and Design System, Version 12 or later (or such other system or medium as Landlord may accept), in Landlord’s sole discretion. Landlord will cooperate with Tenant at no cost to Landlord in making any necessary filings required by reason of Tenant’s Alterations.
          Section 4.3 All Tenant’s Alterations not removed by Tenant shall become the property of Landlord upon the expiration or sooner termination of this Lease as set forth herein. Upon the Expiration Date or earlier termination of the Term or any renewal thereof (a) Tenant shall remove Tenant’s Property from the Premises, and (b) unless Landlord at the time of granting consent to any Structural Alterations, advises Tenant that certain items of Tenant’s Structural Alterations shall be removed from the Premises, Tenant shall not be required to remove any of Tenant’s Structural Alterations from the Premises. Subject to Tenant’s restoration requirements as set forth in this Lease, Tenant shall not be required to remove any of Tenant’s non-Structural Alterations from the Premises, Building or land. Tenant shall repair all damage caused by any removal of Tenant’s Property and Tenant’s Alterations and restore the Premises (as to the specific area affected by such removal) to the condition which it existed immediately prior to Tenant’s occupancy in a good and workmanlike manner (reasonable wear and tear and casualty damage excepted). Any of Tenant’s Structural Alterations (but only as to which items removal is required pursuant to the terms hereof) and Tenant’s Property not so removed by Tenant at or prior to the Expiration Date or earlier termination of the Term shall be deemed abandoned and may, at the election of Landlord, either be retained as Landlord’s property or be removed from the Premises and disposed of by Landlord (and any damage caused thereby repaired) at Tenant’s cost and without accountability to Tenant. The provisions of this Section 4.3 shall survive the expiration or earlier termination of this Lease.
          Section 4.4 If, because of any act or omission of Tenant or any Tenant Party, any mechanic’s lien, U.C.C. financing statement or other lien, charge or order for the payment of money shall be filed against Landlord, or against all or any portion of the Premises, the Premises Equipment, Tenant’s Alterations, the Building or the Real Property (exclusive of Tenant’s Property), Tenant shall, at its own cost and expense, cause the same to be discharged of record, by bonding or otherwise, within thirty (30) days after notice of the filing thereof, and Tenant shall indemnify, defend and save Landlord harmless against and from all costs, expenses, liabilities, suits, penalties, claims and demands (including reasonable attorneys’ fees and disbursements) resulting therefrom. Notice is hereby given that Landlord shall not be liable for any work performed or to be performed at the Real Property or any part thereof for Tenant or any subtenant, or for any materials furnished or to be furnished at the Real Property or any part thereof for Tenant or any subtenant upon credit, and that no mechanic’s or other lien for such work or materials shall attach to or affect the estate or interest of Landlord in and to the Real Property or any part thereof. Landlord shall have the right to post and keep posted on the Premises any notices which Landlord may be required to post for the protection of Landlord, the Real Property or any part thereof from any lien. Neither Tenant nor any Tenant Party shall have any power to do any act or make any contract which may create any lien, mortgage or other encumbrance upon the reversionary or other estate of Landlord or of any interest of Landlord in or to the Premises or the Real Property. Nothing herein shall permit Tenant or any Tenant Party to do or cause to be done any work or labor or any materials to be supplied for the account of Landlord, and all of the same shall be solely for Tenant’s account and at Tenant’s risk and expense except where Tenant is exercising rights of self help or curing Landlord defaults as otherwise permitted in this Lease.
          Section 4.5 Tenant shall not, at any time prior to or during the Term, directly or indirectly employ, or permit the employment of, any contractor, mechanic or laborer in the Premises, whether in connection with any Alteration or otherwise, if in Landlord’s reasonable judgment such employment will interfere or cause any conflict with other contractors, mechanics, or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others, or the use and enjoyment of other tenants or occupants of the Building. However, the foregoing shall not be deemed to require Tenant to use union contractors unless required under applicable Laws or if the use of non-union labor would violate the provisions of this Section 4.5.
          Section 4.6 Notwithstanding anything in Section 4.3 or elsewhere in this Lease to the contrary, upon the expiration or sooner termination of this Lease, Tenant must deliver the Premises, Premises Equipment and the other equipment therein (other than Tenant’s trade fixtures and the UPS System equipment that will be disconnected by Tenant) back to Landlord in a condition of equal or greater quality, condition and utility as same were in on the Commencement Date reasonable wear and tear and damage for which Tenant is not liable hereunder excepted.
ARTICLE 5
CONDITION OF THE PREMISES AND PREMISES EQUIPMENT
          Section 5.1 Tenant has examined the Premises and Premises Equipment and agrees to accept possession of the Premises and Premises Equipment in their “AS IS” condition without warranty, either express or implied, on the Delivery Date, and further agrees that Landlord shall have no obligation to perform any work, supply any materials, incur any expenses or make any installations in order to prepare the Premises and Premises Equipment for Tenant’s occupancy. Notwithstanding anything herein to the contrary, Landlord represents that (x) the Premises will be vacant and free of rights of others on the Delivery Date, (y) the prior lease of the Premises was validly terminated and (z) Tenant shall not be required to discharge any liens against the Premises, Building or Premises Equipment existing as of the Delivery Date and/or created or caused by any prior tenant or occupant of the Premises or Building (collectively, a “Prior Lien”). Further, if the holder of any Prior Lien seeks to foreclose on such Prior Lien, or replevy or otherwise remove any property from within or servicing the Premises, Landlord shall discharge such Prior Lien, but Landlord shall not be required to remove or discharge such Prior Lien prior to such action by the holder of a Prior Lien.
          Section 5.2 Landlord shall not perform any work at or with respect to the Premises and Premises Equipment and shall not have any obligation to perform any such work regarding the Premises and Premises Equipment, unless otherwise set forth in this Lease (“Landlord’s Work”).
          Section 5.3 Landlord acknowledges that Tenant may intend to perform certain Alterations in order to prepare the Premises for Tenant’s occupancy (collectively, the “Initial Alterations”), which shall comply with the provisions set forth in Article 4 and all applicable Laws.
ARTICLE 6
REPAIRS; FLOOR LOAD
          Section 6.1 Landlord shall maintain and repair, in a good and workmanlike manner, the structural elements of the Building, including but not limited to, the roofs, foundations, and curtain walls thereof, the Building Systems serving the Building up to the point of connection to the Premises, and shall perform all maintenance and repairs of exterior of the Building, all common areas, landscaping surrounding the Building and its drives, walks and, except as expressly provided herein, parking areas and to keep and maintain the parking areas, drives, entrances and sidewalks clean and free of any unsafe conditions, including, holes, ice and debris. Tenant, at Tenant’s expense, shall take good care of the Premises, Premises Equipment, Tenant’s Property, Tenant’s Alterations and the fixtures, systems, equipment and appurtenances therein, and make all non-structural repairs thereto as and when needed to preserve them in good working order and condition, except for reasonable wear and tear, obsolescence, damage for which Tenant is not responsible pursuant to the provisions of Articles 11 and 12 and that for which Landlord is responsible pursuant to this Lease. Notwithstanding the foregoing, subject to Section 11.3 hereof, all damage or injury to the Premises, Premises Equipment or to any other part of the Building, or to its fixtures, equipment and appurtenances, caused by or resulting from or Alterations made by Tenant or any Tenant Party shall be repaired at Tenant’s expense, (a) by Tenant to the reasonable satisfaction of Landlord, if the required repairs are non-structural, do not affect any Building System and may be performed entirely within the Premises or any portion of the Building not occupied by any other tenant or occupant, or (b) in all other instances, by Landlord. Tenant also shall repair all damage to the Building, Premises and the Premises Equipment caused by the making of any Alterations by Tenant or by the moving of Tenant’s Property. All such repairs by Tenant shall be of good quality materials and workmanship at least equal to the original work or construction. If Tenant fails after thirty (30) days notice to proceed with due diligence to make repairs required to be made by Tenant, Landlord may make such repairs at the expense of Tenant, and Tenant shall pay the costs and expenses thereof incurred by Landlord, with interest at the Default Rate, as Additional Rent within thirty (30) days after rendition of a bill or statement therefor.
          Section 6.2 Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot which such floor was designed to carry and which is allowed by Laws.

ARTICLE 7
INTENTIONALLY OMITTED.
ARTICLE 8
LAWS
          Section 8.1 Tenant, at its sole expense, shall comply with all Laws applicable to the use and occupancy of the Premises by Tenant, and make all non-structural repairs or Alterations required thereby, whether ordinary or extraordinary, unless otherwise expressly provided herein. Tenant shall not knowingly do or permit to be done any act or thing upon the Premises which will invalidate or be in conflict with Landlord’s insurance policies, and shall not knowingly do or permit anything to be done in or upon the Premises, or use the Premises in a manner, or bring or keep anything therein, which shall increase the rates for casualty or liability insurance applicable to the Building. If, as a result of any negligence or willful misconduct by Tenant or any Tenant Party or by reason of Tenant’s failure to comply with the provisions of this Article 8, the insurance rates for the Building shall be increased, then Tenant shall desist from doing or permitting to be done any such act or thing and shall reimburse Landlord, as Additional Rent hereunder, for that part of all insurance premiums thereafter paid by Landlord which shall have been charged because of such aforesaid act, omission or failure by Tenant, and shall make such reimbursement within thirty (30) days after demand by Landlord. Notwithstanding the foregoing, if insurance rates rise by reason of Tenant’s specific and unique use of the Premises for the Permitted Use (other than general office use, as a data center or disaster recovery center), Tenant shall pay such increase in insurance rates, but shall not be required to desist from such use.
          Section 8.2 (a) If required under applicable Laws, Tenant, at its sole cost and expense, shall obtain an amended certificate of occupancy for the Premises upon completion of Tenant’s initial buildout of the Premises, and shall obtain all other permits, licenses and approvals pertaining to Tenant’s buildout, use and occupancy of the Premises from all appropriate Governmental Authorities required for the lawful conduct of the Permitted Uses in the Premises (collectively, the “Permits”), and shall provide copies of such amended certificate of occupancy and each Permit to Landlord promptly after issuance by the appropriate Governmental Authority. Tenant shall at all times maintain and comply with the terms and conditions of all Permits, and Tenant acknowledges that Landlord has made no representations or warranties in connection therewith, and that the inability of Tenant to obtain any Permit required under applicable Laws or desired by Tenant shall have no effect on the continued validity and enforceability of this Lease or of Tenant’s rights and obligations hereunder. Landlord agrees to cooperate with Tenant in all reasonable respects in connection with the obtaining of the Permits, provided that Landlord shall not be obligated to incur any cost or expense, including attorneys’ fees and disbursements, or suffer or incur any liability, in connection therewith. Notwithstanding the foregoing, if Tenant is unable to use the Premises for any of the Permitted Uses by reason of any restriction of applicable Laws, Tenant may, upon notice to Landlord, terminate this Lease within ninety (90) days after the full execution of this Lease and delivery of same to Tenant in which event, Landlord shall return to Tenant all amounts paid or deposited hereunder.
          (b) Tenant will (i) keep the Permits in full force and effect, (ii) pay all fees and charges imposed by any Governmental Authority in connection with the Permits, (iii)

comply with all of the terms and conditions imposed in connection with or as a condition of the issuance of any of the Permits, and (iv) make the Permits available for inspection by Landlord upon request. Tenant will keep on file and make available to Landlord for inspection all reports or communications from all Governmental Authorities with respect to the Premises.
          (c) Tenant shall not at any time use or occupy the Premises in violation of the certificate of occupancy at such time issued for the Premises or for the Building, and in the event that any Governmental Authority shall contend or declare by notice, violation, order or in any other manner whatsoever that the Premises are being used in violation of such certificate of occupancy, Tenant shall, upon notice from Landlord or any Governmental Authority, immediately discontinue such use of the Premises. Failure by Tenant to discontinue such use after such notice shall constitute an Event of Default under this Lease.
          Section 8.3 Tenant, at its expense, shall comply with all Environmental Laws and with any directive of any Governmental Authority which shall impose any violation, order or duty upon Landlord or Tenant under any Environmental Laws with respect to the Premises or the use or occupation thereof. Tenant’s obligations hereunder with respect to Hazardous Materials shall extend only to those matters directly or indirectly based on, or arising or resulting from (a) the actual or alleged presence of Hazardous Materials on the Premises or in the Building which is caused or actively permitted by Tenant, and (b) any Environmental Claim (defined below) relating in any way to Tenant’s operation or use of the Premises or the Building.
          Section 8.4 Tenant shall provide Landlord with copies of all communications and related materials regarding the Premises which Tenant shall receive from or send to (a) any Governmental Authority relating in any way to any Environmental Laws, or (b) any Person with respect to any claim based upon any Environmental Laws or relating in any way to Hazardous Materials (any such claim, an “Environmental Claim”). Landlord or its agents may perform an environmental inspection of the Premises at any time during the Term, upon prior notice to Tenant except in an emergency.
          Section 8.5 Notwithstanding the foregoing, Landlord represents and warrants to Tenant that, to the best knowledge of Landlord, the Building, Land and Premises do not contain any Hazardous Materials in violation of any applicable Laws. Further, if any Hazardous Materials are found to exist in the Premises that have not been introduced to the Premises by Tenant and which are required to be removed or otherwise abated pursuant to applicable Laws, Tenant will notify Landlord in writing thereof and, if Landlord has not commenced the removal and/or abatement within sixty (60) days after such notice, and is not thereafter diligently causing the removal and/or abatement of same, Tenant may, in compliance with all applicable Laws, remove or abate same, and Tenant may offset the costs thereof against the Rent otherwise payable hereunder until Tenant has been repaid in full therefor.
          Section 8.6 Tenant may, at its expense (and if necessary, in the name of but without expense to Landlord) contest, by appropriate proceedings prosecuted diligently and in good faith, the validity, or applicability to the Premises, of any Environmental Laws, and Landlord shall cooperate with Tenant in such proceedings, provided that:

          (a) Landlord shall not, in Landlord’s reasonable judgment, be subject to criminal penalty or to prosecution for a crime nor shall the Premises or any part thereof be subject to being condemned or vacated, by reason of non-compliance or otherwise by reason of such contest:
          (b) Tenant shall defend, indemnify and hold harmless Landlord against all liability, loss or damage which Landlord shall suffer by reason of such non-compliance or contest, including reasonable attorney’s fees and other expenses reasonably incurred by Landlord;
          (c) Tenant shall keep Landlord advised as to the status of such proceedings.
ARTICLE 9
SUBORDINATION AND NON-DISTURBANCE; ESTOPPEL CERTIFICATES
          Section 9.1 Subject to the provisions of Section 9.4, this Lease and all rights of Tenant hereunder, are and shall be subject and subordinate in all respects to all Mortgages and Superior Leases. This Section 9.1 shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute and deliver any reasonable instrument that Landlord or any Superior Lessor or Mortgagee may reasonably request to evidence such subordination.
          Section 9.2 In the event of any act or omission of Landlord which would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right (a) until it has given written notice of such act or omission to each Mortgagee and Superior Lessor whose name and address shall previously have been furnished to Tenant by notice or pursuant to a Non-Disturbance Agreement that requires such notice to be so given, and (b) unless such act or omission shall be one which is not capable of being remedied by Landlord or such Mortgagee or Superior Lessor within a reasonable period of time or in the event of emergent circumstances, until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such Mortgagee or Superior Lessor shall have become entitled under such Mortgage or Superior Lease, as the case may be, to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy), provided such Mortgagee or Superior Lessor shall with due diligence give Tenant written notice of its intention to remedy such act or omission, and such Mortgagee or Superior Lessor shall commence and thereafter continue with reasonable diligence to remedy such act or omission. If more than one Mortgagee or Superior Lessor shall become entitled to any additional cure period under this Section 9.2, such cure periods shall run concurrently, not consecutively.
          Section 9.3 If a Mortgagee or Superior Lessor or any designee or nominee thereof shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then at the request of such party so succeeding to Landlord’s rights (“Successor Landlord”) and upon Successor Landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize Successor Landlord as Tenant’s landlord under this Lease, and shall promptly execute and deliver any instrument that Successor Landlord may reasonably request to evidence such attornment, provided that same does not increase Tenant’s obligations hereunder or diminish its rights hereunder; and provided further that Tenant is provided with a Non-Disturbance Agreement. Upon such attornment this Lease shall continue in full force and effect as, or as if it were, a direct lease between Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease and shall be applicable after such attornment.
          Section 9.4 Notwithstanding the foregoing provisions of this Article 9, as a condition to Tenant’s agreement hereunder to subordinate Tenant’s interest in this Lease to any Mortgages or Superior Leases, Landlord shall obtain from each Mortgagee and Superior Lessor an agreement, in recordable form and in form reasonably satisfactory to Tenant from such Mortgagee or Superior Lessor, pursuant to which such Mortgagee or Superior Lessor shall agree that if and so long as no Event of Default hereunder shall have occurred and be continuing, the leasehold estate granted to Tenant and the rights of Tenant pursuant to this Lease to quiet and peaceful possession of the Premises and the Premises Equipment shall not be terminated, modified, affected or disturbed by any action which such Mortgagee or Superior Lessor may take to foreclose any such Mortgage or Superior Lease, and that any successor landlord shall recognize this Lease as being in full force and effect as if it were a direct lease between such successor landlord and Tenant upon all of the terms, covenants, conditions and options granted to Tenant under this Lease, except as otherwise provided in Section 9.3 (any such agreement, a “Non-Disturbance Agreement”). Further, if Landlord places a blanket non-mortgage lien on its assets, including any portion of the Premises or Premises Equipment, Landlord shall use commercially reasonable efforts to obtain from the holder of such lien, a Non-Disturbance Agreement such that Tenant may continue to use such property covered by such blanket lien and constituting part of the Premises or Premises Equipment as if same were a direct lease between Tenant and the holder of such lien in accordance with the provisions of Section 9.3 and this Section 9.4 and as if such holder was a Successor Landlord. Tenant agrees to execute, acknowledge and deliver to Landlord any Non-Disturbance Agreement in form satisfactory to Tenant promptly after delivery by Landlord or any Mortgagee or Superior Lessor. Landlord represents and warrants to Tenant that there is no Mortgage or Superior Lease on or affecting the Building as of the execution of this Lease and there will not exist a Mortgage or Superior Lease on or affecting the Building as of the Delivery Date.
          Section 9.5 Each party agrees, at any time and from time to time, as requested by the other party, upon not less than fifteen (15) Business Days’ notice, to execute and deliver to the other a written statement executed and acknowledged by such party (a) stating that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (b) setting forth the then annual Fixed Rent, (c) setting forth the date to which the Fixed Rent and Additional Rent have been paid, (d) stating whether or not, to the best knowledge of the signatory, the other party is in default under this Lease, and if so, setting forth the specific nature of all such defaults, (e) stating the amount of the security deposit, if any, held by Landlord, (f) stating whether there are any subleases affecting the Premises, (g) stating the address of the signatory to which all notices and communications under the Lease shall be sent, the Rent Commencement Date and the Expiration Date, and (i) as to any other matters reasonably requested by the party requesting such certificate. The parties acknowledge that any statement delivered pursuant to this Section 9.5 may be relied upon by others with whom the party requesting such certificate may be dealing, including any purchaser or owner of the Real

Property or the Building, or of Landlord’s interest in the Real Property or the Building or any Superior Lease, or by any Mortgagee or Superior Lessor.
ARTICLE 10
SERVICES.
          Section 10.1 ELECTRICITY. (a) Tenant shall be solely responsible, at Tenant’s cost and expense, for the installation of all required electrical switches and all risers, feeders, transformers and other electrical facilities and equipment required in order to deliver electricity (“Electrical Capacity”) to the Premises and to distribute it therein. All such installations shall comply with Article 4 herein. The Electrical Capacity shall be provided directly to Tenant by the public utility or other electricity provider furnishing electricity service to the Building from time to time (the “Electricity Provider”), and Tenant shall be solely responsible for the payment of all utility bills and charges in connection therewith, including all sales and other taxes and surcharges.
          (b) Tenant agrees that the usage of electric power in the Premises will not (i) exceed the capacity of the electrical systems serving the Premises, or (ii) adversely affect the quality of the electrical power in the Building (for example, through the creation of harmonics, backflow, backfeed or similar conditions), and upon notice from Landlord, Tenant will promptly cease any electrical usage in the Premises that exceeds such capacity or gives rise to any such condition. Except to the extent caused by Landlord’s gross negligence or intentional wrongdoing, Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur as a result of the unavailability of or interruption in the supply of electric current to the Premises or a change in the quantity or character or nature of such current and such change, interruption or unavailability shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise.
          Section 10.2 HEAT, VENTILATION AND AIR-CONDITIONING. Landlord shall have no obligation to provide heat, ventilation, air-conditioning, or other services to the Premises unless otherwise specifically set forth in this Lease.
          Section 10.3 CLEANING AND RUBBISH REMOVAL. Tenant shall, at Tenant’s sole cost, provide cleaning services at and for the Premises.
          Section 10.4 WATER. Landlord shall have no obligation to provide any water or other services to the Premises unless otherwise specifically set forth in this Lease.
          Section 10.5 NO WARRANTY OF LANDLORD. Landlord does not warrant that any of the services to be provided by Landlord to Tenant hereunder, or any other services which Landlord may supply to the Building or Premises (a) will be adequate for Tenant’s particular purposes or as to any other particular need of Tenant or (b) will be free from interruption, and Tenant acknowledges that any one or more such services may be interrupted or suspended by reason of Unavoidable Delays. In addition, Landlord reserves the right to stop, interrupt or reduce service of the Building Systems by reason of Unavoidable Delays, or upon notice to Tenant and scheduling with Tenant for repairs, additions, alterations, replacements or improvements which are, in the judgment of Landlord, necessary to be made, until said repairs, alterations, replacements or improvements shall have been completed. Any such interruption or discontinuance of service, or the exercise of such right by Landlord to suspend or interrupt such service shall not (i) constitute an actual or constructive eviction, or disturbance of Tenant’s use and possession of the Premises, in whole or in part, (ii) entitle Tenant to any compensation or to any abatement or diminution of Fixed Rent or Additional Rent (except as provided below), (iii) relieve Tenant from any of its obligations under this Lease, or (iv) impose any responsibility or liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise except to the extent caused by Landlord’s gross negligence or intentional wrongdoing. Landlord shall give Tenant prior notice of such repairs, alterations, additions, replacements or improvements and will (unless an emergency) coordinate same with Tenant; provided, however, that the failure to give such notice shall not impose any liability on Landlord. Landlord shall use reasonable efforts to minimize interference with Tenant’s access to and use and occupancy of the Premises in making any repairs, alterations, additions, replacements or improvements; provided, however, that Landlord shall have no obligation to employ contractors or labor at “overtime” or other premium pay rates or to incur any other “overtime” costs or additional expenses whatsoever. Notwithstanding the foregoing or anything else in this Lease to the contrary, Tenant may require that Landlord use overtime labor so long as Tenant reimburses Landlord for the incremental cost thereof. Landlord shall not be required to furnish any services except as expressly provided in this Article 10.
          Section 10.6 SUPPORT SPACE
          (a) Landlord hereby grants to Tenant, for Tenant’s own use and not for resale purposes, and without additional charge therefor, a license of an area or areas (i) outside the Building on the ground level area as specifically set forth on Exhibit C and (ii) inside the Building solely for the use of existing conduit as specifically set forth in Exhibit E, for the placement of the Premises Equipment and Tenant’s Alterations as allowed pursuant to Article 4, (collectively the “Support Space”) and Landlord agrees that such license may not be terminated unless and until this Lease is terminated. In connection therewith, Landlord shall make available to Tenant reasonable complete and unrestricted access at all times to the Support Space for the upgrade, maintenance, repair, operation and use of the Premises Equipment and Tenant’s Alterations. If any of the Premises Equipment or Tenant’s Alterations generates noise levels (individually or in conjunction with other equipment located in, or adjacent to the Building) likely, in Landlord’s reasonable judgment, to disturb other tenants or occupants of the Building or surrounding buildings, then Tenant shall install sound attenuated acoustic enclosures satisfactory to Landlord, or take other sound reduction measures reasonably satisfactory to Landlord, in order to eliminate such noise or reduce such noise to levels deemed acceptable by Landlord in its sole judgment. Landlord does not represent or warrant the Premises Equipment complies with the Laws. Notwithstanding anything in this Section 10.6 to the contrary, the Support Space shall be deemed a part of the Premises and shall be governed by all the respective terms and conditions of the Premises set forth in this Agreement, but no additional rental payment shall be payable with respect thereto.

          (b) Landlord retains the right to use the portions of the Building adjacent to the Support Space, and the area above the Support Space, for any purpose whatsoever, provided such use shall not materially interfere with the functioning of the Premises Equipment or Tenant’s use or operation of the Premises, the Premises Equipment or Tenant’s Alterations. Tenant shall have reasonable access to the Premises Equipment and Tenant’s Alterations at all times, and Landlord shall not interfere with the use of the Premises Equipment or Tenant’s Alterations so as to cause the operation thereof to be materially interrupted or impaired; provided, however, Tenant complies with the maintenance and operation of the Premises Equipment as set forth in Section 3.4. Tenant shall use and operate the Premises Equipment and Tenant’s Alterations so as not to cause any material interference to Landlord’s use of the roof or other portions of the Building, or damage to or interference with the operation of the Building or the Building Systems. If any of the Premises Equipment or Tenant’s Alterations interferes with any equipment installed by Landlord or any other tenant in the Building, or interferes with the operation of the Building or the Building Systems, then Tenant, at its sole cost and expense, shall take all steps necessary to eliminate such interference, and if Tenant shall fail to eliminate such interference, Tenant shall relocate the applicable Premises Equipment or Tenant’s Alterations to another area in, on or adjacent to the Building reasonably designated by Landlord. In the event Tenant fails, within thirty (30) days after notice, to relocate the applicable Premises Equipment or Tenant’s Alterations or if same can’t be relocated within thirty (30) days, if Tenant fails to commence action to relocate the applicable Premises Equipment or Tenant’s Alterations within thirty (30) days and fails to diligently pursue the relocation of same, Landlord may do so, and Tenant shall promptly reimburse Landlord for any costs and expenses incurred by Landlord in connection therewith.
          (c) Landlord shall not have any obligations with respect to the Premises Equipment, Tenant Equipment or compliance with any Laws (including the obtaining of any required permits or licenses, or the maintenance thereof) relating thereto, nor shall Landlord be responsible for any damage that may be caused to Tenant, the Premises Equipment, or the Tenant Equipment by any other tenant or occupant of the Building, except to the extent caused by Landlord’s gross negligence or intentional wrongdoing.
          (d) Tenant shall (i) be solely responsible for any damage caused as a result of the use of the Premises Equipment or Tenant Equipment by Tenant or any Tenant Party, except to the extent caused by Landlord’s gross negligence or intentionally wrongful acts (ii) promptly pay any tax, license, permit or other fees or charges imposed pursuant to any Laws relating to the installation, maintenance or use of the Premises Equipment by Tenant or Tenant’s Alterations, and (iii) promptly and diligently perform all reasonably necessary repairs or replacements to, or maintenance of, the Premises Equipment and Tenant’s Alterations subject to normal wear and tear, obsolescence and casualty damage, provided, however, that if Tenant’s failure after thirty (30) days’ notice from Landlord to so repair, replace or maintain the Premises Equipment or Tenant’s Alterations jeopardizes in any way Landlord’s or any other tenant’s property located in, on or adjacent to the Building, Landlord may, at Landlord’s option, elect to perform such repairs, replacements or maintenance at Tenant’s sole cost and expense, only if Tenant is initially required to perform such repairs, replacements or maintenance pursuant to this Lease. Landlord shall give Tenant thirty (30) days’ prior notice of its election to perform such repairs, except in an emergency. Tenant shall obtain and keep in full force and effect all permits, approvals and certificates required for the Premises Equipment and Tenant’s Alterations under applicable Laws, at Tenant’s sole cost and expense.
          (e) The rights granted to Tenant in this Section 10.6 shall continue until and automatically terminate and expire upon the expiration or earlier termination of this Lease and such termination shall be self-operative and no further instrument shall be required to effect such termination. Upon request by Landlord following the expiration or sooner termination of this Lease, Tenant, at Tenant’s sole cost and expense, shall promptly execute and deliver to Landlord, in recordable form, any certificate or other document reasonably required by Landlord confirming the termination of Tenant’s rights to use the Support Space. The rights granted to Tenant in this Section 10.6 shall not be assignable or otherwise transferred by Tenant separately from this Lease.
          Section 10.7 ANTENNA EQUIPMENT
          (a) Landlord will grant to Tenant without additional rental or other charge, for Tenant’s own use and not for resale purposes, the right to use a portion of the Support Space on the roof of the Building depicted on Exhibit E-1, at a location specifically designated by Landlord from time to time, for the construction, installation, operation and use by Tenant of antenna masts for the installation of cellular communications antennae or satellite dishes, for use in conjunction with Tenant’s equipment and facilities in the Premises, together with related cabling, mountings and supports for the foregoing (collectively, the “Antenna Equipment”), at a location or locations reasonably designated by Landlord, taking into account any reasonable “line of sight” requirements of Tenant.
          (b) All of the provisions of this Lease shall apply to the installation, use and maintenance of the Antenna Equipment, including all provisions relating to compliance with Laws (including all FCC rules and regulations), insurance, indemnity, repairs and maintenance. The license granted to Tenant in this Section 10.7 shall not be assignable by Tenant separately from this Lease. The Antenna Equipment shall be treated for all purposes of this Lease as Tenant’s Property.
          (c) Supplementing the provisions of Section 10.7(b), if the Antenna Equipment interferes with any equipment installed by Landlord or any tenant in the Building, or interferes with the operation of the Building or the Building Systems, or if Landlord shall reasonably determine that the operation thereof (i) may cause a health hazard or danger to property, or (ii) may reasonably not be in accordance with governmental or quasi-governmental standards for non-ionizing radiation for occupational or general public health levels, then Tenant, at its sole cost and expense, shall take all steps necessary to eliminate such condition, and if Tenant shall fail to eliminate such condition, Tenant shall relocate the Antenna Equipment to another area on the roof of the Building reasonably designated by Landlord, as provided in Section 10.7(b).
          (d) Landlord makes no representation that the Antenna Equipment will be able to receive or transmit communication signals without interference or disturbance (whether or not by reason of the installation or use of similar equipment by others on the roof) and Tenant agrees that Landlord shall not be liable to Tenant therefor.

ARTICLE 11
INSURANCE
          Section 11.1 Prior to storage of equipment or occupancy by Tenant of the Premises or Building and during the Term, Tenant shall procure and maintain the following minimum insurance coverage: (a) Workers’ Compensation in compliance with all applicable statutes of appropriate jurisdiction (including Employer’s Liability with limits of $500,000 each accident); (b) Commercial General Liability with combined single and aggregate limits of $3,000,000 each occurrence (which may include umbrella liability coverage); and (c) “All Risk” Property insurance covering all of Tenant’s personal property, Premises Equipment, and Tenant’s Alterations and improvements located on the Real Property. Tenant shall, prior to the use of the Building or the storage of equipment on the Real property, provide a Certificate of Insurance to the Landlord setting forth the limits and coverage in compliance with this paragraph for its Commercial General Liability policy and naming Landlord (and any underlying property owner, Superior Lessor or superior lien holder as to which Tenant has been notified) as an additional insured and provide that insurance carried by the Tenant shall be primary and non-contributory to any other insurance carried by the Landlord. All policies shall be provided by an insurer (y) with a Best (or comparable) rating requirement of “A-” or better and (z) who is licensed to write insurance in the state of the Premises. Further, Tenant’s property casualty insurance policy shall provide that Tenant’s insurer waive all rights of subrogation against Landlord. Insurance certificates shall contain a statement that the insurance coverage shall not be cancelled without ten (10) days prior written notice to Landlord for non-payment of premiums and thirty (30) days prior written notice to Landlord for any other reason. Tenant shall require any contractor entering the Real Property on its behalf to procure and maintain the same types, amounts and coverage extensions as required of Tenant above. Any insurance required in this section shall not limit or restrict the obligations of the Tenant under the indemnity provisions of this Lease.
          Section 11.2 On or prior to the Delivery Date, Tenant shall deliver to Landlord appropriate certificates of insurance required to be carried by Tenant pursuant to this Article 11, including evidence of waivers of subrogation required pursuant to Section 11.1. Evidence of each renewal or replacement of a policy shall be delivered by Tenant to Landlord upon request from Landlord at least twenty (20) days prior to the expiration of such policy.
          Section 11.3 From and after the date hereof and during the Term, Landlord shall, at its own cost and expense, carry the following insurance with respect to the Building: (a) Commercial general liability insurance in an amount not less than $3,000,000.00 combined single limit for bodily injury and property damage liability each occurrence; and (b) “All-Risk” property insurance against loss or damage by fire and other risks in an amount equal to the full replacement value of the Building. Landlord’s property casualty insurance policy shall provide that Landlord’s insurer waive all rights of subrogation against Tenant and anyone claiming by, through and under Tenant.

ARTICLE 12
DESTRUCTION OF THE PREMISES; PROPERTY LOSS OR DAMAGE
          Section 12.1 If the Premises shall be damaged by fire or other casualty, or if the Building shall be so damaged that Tenant shall be deprived of reasonable access to the Premises or use of the Premises, Tenant shall give prompt written notice thereof to Landlord, and the damage (i) to the Building shall be repaired by and at the expense of Landlord so that access to the Premises shall be substantially the same as existed immediately prior to the damage and all Building Systems are in good working order and condition as same existed immediately prior to the damage, and (ii) to the Premises shall be repaired (A) by Landlord as to the core, shell, floor slab, roof, windows, curtain wall and other structural elements of the Building located in the Premises (the “Base Building Restoration”), and (B) by Tenant as to all other elements of the Premises, including Tenant’s Alterations, Tenant’s Alterations and Tenant’s fixtures, equipment and personal property and the Premises Equipment. Commencing on the date of such fire or other casualty, Fixed Rent and Additional Rent shall be reduced in the proportion which the area of the part of the Premises which is neither usable nor used by Tenant bears to the total Premises Area (provided, however, that in the event that the Premises shall be so damaged so as not to be adequately usable or accessible and Tenant is unable to adequately conduct its business in the remaining portion of the Premises, then Fixed Rent and Additional Rent shall be entirely abated), until the earlier to occur of (1) ninety (90) days after the date the Base Building Restoration shall be substantially completed, or (2) the date Tenant shall resume full occupancy of the Premises for the conduct of its business. Unless caused by Landlord’s gross negligence or intentionally wrongful acts or omissions, Landlord shall have no obligation to repair any damage to, or to replace, any of Tenant’s Alterations, Tenant’s Property, Tenant’s fixtures, equipment and personal property, or the Premises Equipment.
          Section 12.2 Notwithstanding anything to the contrary set forth in Section 12.1, if the Building shall be so damaged by fire or other casualty that, in Landlord’s opinion, substantial alteration, demolition, or reconstruction of the Building shall be required (whether or not the Premises shall have been damaged or rendered untenantable) and the total cost to repair and rebuild the Building following such damage would cost fifty percent (50%) or more of the full replacement cost of the Building (the “Threshold Repair Cost”), then in any of such events, Landlord may, not later than one hundred twenty (120) days following the date of the damage, give Tenant a notice in writing terminating this Lease; provided, however, that if the Building was damaged as provided in this sentence and the cost to repair and rebuild the Building would equal or exceed such Threshold Repair Cost, and Landlord elects to terminate this Lease, Tenant may, on written notice to Landlord (the “Continuation Notice”) given within forty five (45) days after Tenant’s receipt of Landlord’s termination notice, elect to continue this Lease and nullify Landlord’s election to terminate this Lease in which case this Lease shall continue; provided, however, Tenant shall be solely obligated for any required Base Building Restoration regarding the Premises. If this Lease is so terminated, the Term shall expire upon the thirtieth (30th) day after such notice by Landlord is given (the “Casualty Termination Date”), and Tenant shall vacate the Premises and surrender the same to Landlord as soon as reasonably practicable thereafter. Upon the termination of this Lease under the conditions provided for in this Section 12.2, Tenant’s liability for Fixed Rent and Additional Rent shall cease as of the date of such fire or other casualty, and any prepaid portion of Fixed Rent or Additional Rent for any period after such date shall be refunded by Landlord to Tenant. Notwithstanding the foregoing, if Landlord terminates this Lease pursuant to this Section 12.2 and Landlord (or its successor) thereafter rebuilds and repairs the Building within two (2) years after such date of the termination of this Lease, Landlord (or its successor) shall provide notice thereof to Tenant, and Tenant shall have the right upon notice to Landlord (or its successor), given within sixty (60) days of the receipt of such notice from Landlord (or its successor) to reinstate this Lease for the remaining term of this Lease (including any renewal rights) as to the amount and type of space demised under this Lease or if less, the amount of space available for third party use as if this Lease had not been terminated, all upon the terms and provisions and Rent provided in this Lease. Notwithstanding the foregoing (x) Tenant shall not have the forgoing right to reinstate this Lease unless Landlord (or its successor) is prepared to offer to a third party at least 15,000 usable square feet of space in the Building (or replacement thereof) for use as a data center and (y) if this Lease is reinstated and the space available to Tenant is smaller in size than the Premises demised hereunder, then the Fixed Rent and Additional Rent (and any other provision of this Lease that would vary with the size of the space) will be adjusted on a pro-rata basis. This provision shall survive the expiration or termination of this Lease.
          Section 12.3 (a) If the Premises are damaged by fire or other casualty and are rendered wholly untenantable thereby, or if the Building shall be so damaged that Tenant shall be deprived of reasonable access to the Premises, and if Landlord shall not have terminated this Lease pursuant to Section 12.2, Landlord shall, within seventy-five (75) days following the date of the damage, cause a contractor or architect selected by Landlord to give notice (the “Restoration Notice”) to Tenant of the date by which such contractor or architect believes the restoration of the Premises shall be substantially completed (the “Build Period”). If the Restoration Notice shall indicate that the restoration shall not be substantially completed on or before the date which shall be one hundred and fifty (150) days following the date of such damage or destruction or if the same is not restored within thirty (30) days after the Build Period, Tenant shall have the additional right to terminate this Lease by giving written notice (the “Termination Notice”) to Landlord not later than thirty (30) days following receipt of the Restoration Notice or, if applicable, sixty (60) days after the Build Period. If Tenant gives a Termination Notice, this Lease shall be deemed cancelled and terminated as of the date of the giving of the Termination Notice as if such date were the Expiration Date, and Fixed Rent and Additional Rent shall be apportioned and shall be paid or refunded, as the case may be up to and including the date of such damage or destruction.
          (b) Notwithstanding the provisions of Section 12.3(a), if within the last nine (9) months of the Term (unless Tenant shall have duly exercised any renewal right expressly provided herein, if applicable) the Premises shall be totally or substantially damaged or destroyed, either Landlord or Tenant shall have the right to terminate this Lease by notice to the other not later than thirty (30) days following the date of such damage or destruction, whereupon this Lease shall be deemed terminated as provided in Section 12.2.
ARTICLE 13
EMINENT DOMAIN
          Section 13.1 If (a) all of the floor area of the Premises, or so much thereof as shall render the Premises wholly untenantable, shall be permanently acquired or condemned for any public or quasi-public use or purpose, or (b) a portion of the Real Property, not including the

Premises, shall be so acquired or condemned, but by reason of such acquisition or condemnation, Tenant no longer has means of access to the Premises, then this Lease and the Term shall end as of the date of the vesting of title with the same effect as if that date were the Expiration Date. If the parking area or a material portion thereof shall be permanently acquired or condemned for any public or quasi-public use or purpose such that Tenant has insufficient parking for its use of the Premises, and if Tenant is unable after using good faith efforts to obtain substitute sufficient parking for its use of the Premises, Tenant may upon notice to Landlord, within one hundred twenty (120) days after such taking, terminate this Lease. If Tenant has insufficient parking by reason of a condemnation or other taking as aforesaid and Tenant finds suitable replacement parking or other reasonable alternatives thereto (including van or shuttle services) then provided Tenant does not exercise its right, if any, to terminate this Lease, Landlord shall reimburse Tenant for the costs of such replacement parking or parking alternatives up to the net proceeds actually received by Landlord from the condemning authority. In the event of any termination of this Lease and the Term pursuant to the provisions of this Article 13, Fixed Rent and Additional Rent shall be apportioned as of the date of sooner termination and any prepaid portion of Fixed Rent or Additional Rent for any period after such date shall be refunded by Landlord to Tenant.
          Section 13.2 In the event of any such acquisition or condemnation of all or any part of the Real Property, Landlord shall be entitled to receive the entire award for any such acquisition or condemnation. Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term, and Tenant hereby expressly assigns to Landlord all of its right in and to any such award. Nothing contained in this Section 13.2 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant’s Property and Alterations included in such taking and for any moving expenses, provided such award shall be made by the condemning authority in addition to, and shall not result in a reduction of, the award made by it to Landlord.
          Section 13.3 If only a part of the Real Property shall be so acquired or condemned then, subject to Section 13.1, this Lease and the Term shall continue in force and effect. If a part of the Premises shall be so acquired or condemned and this Lease and the Term shall not be terminated, Landlord, at Landlord’s expense, shall restore that part of the Premises not so acquired or condemned so as to constitute tenantable Premises. From and after the date of the vesting of title, Fixed Rent and Additional Rent shall be reduced in the proportion which the area of the part of the Premises so acquired or condemned bears to the total area of the Premises immediately prior to such acquisition or condemnation.
ARTICLE 14
ASSIGNMENT AND SUBLETTING
          Section 14.1 (a) Except as otherwise expressly provided herein, Tenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors and assigns, expressly covenants that it shall not assign, mortgage, pledge, encumber, or otherwise transfer this Lease, nor sublet (nor underlet), nor suffer, nor permit the Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise), without the prior written consent of Landlord in each instance as provided in this Article 14. If this Lease is assigned, or if the Premises or any part thereof are sublet or occupied by anybody other than Tenant, or if this Lease or the Premises are encumbered (whether by operation of law or otherwise) without Landlord’s consent, then Landlord may, after default by Tenant, collect rent from the assignee, subtenant or occupant, and apply the net amount collected to Fixed Rent and Additional Rent, but no assignment, subletting, occupancy or collection shall be deemed a waiver by Landlord of the provisions hereof, the acceptance by Landlord of the assignee, subtenant or occupant as a tenant, or a release by Landlord of Tenant from the further performance by Tenant of its obligations under this Lease, and Tenant shall remain fully liable therefor. The consent by Landlord to any assignment or subletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting. In no event shall any permitted subtenant assign or encumber its sublease or further sublet all or any portion of its sublet space, or otherwise suffer or permit the sublet space or any part thereof to be used or occupied by others, without Landlord’s prior written consent in each instance which shall not be unreasonably withheld or delayed; provided that no consent of Landlord shall be required with respect to a further sublet or an assignment of such sublease to an Affiliate of a permitted subtenant or to an assignment of such sublease to any party that buys substantially all of the stock or assets of such permitted subtenant. Any assignment, sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Article 14 shall be void.
          (b) Landlord acknowledges that the collocation of communications equipment not owned by Tenant at the Premises shall not constitute an assignment or sublease requiring the consent of Landlord hereunder. For purposes of this Lease, “colocation” means the installation by Tenant’s customers or its Affiliates, suppliers or business partners of telecommunications equipment in Tenant’s facilities therefor or employees or contractors of such parties being located in the Premises, in the ordinary course of Tenant’s or its Affiliates’ business, for which such parties pay fees based upon access to such facilities, as distinct from the renting of floor area. In no event shall any colocation arrangement entered into by Tenant entail the construction of a separate entrance to the Premises from the Building common corridor for any party thereto other than Tenant or employees or contractors of such parties being located in the Premises.
          Section 14.2 If Tenant shall, at any time or from time to time, during the Term desire to assign this Lease or sublet all or part of the Premises, Tenant shall give notice (a “Tenant’s Notice”) thereof to Landlord, which Tenant’s Notice shall set forth: (a) with respect to an assignment of this Lease, the date Tenant desires the assignment to be effective and any consideration Tenant would receive under such assignment, (b) with respect to a sublet of all or a part of the Premises (i) the dates upon which Tenant desires the sublease term to commence and expire, (ii) the rental rate and other material business terms upon which Tenant would sublet such premises, and (iii) a description of the Premises showing the portion to be sublet, the effective or commencement date of which shall be not less than twenty (20) days after the giving of such notice, (c) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (d) an agreement by Tenant to indemnify Landlord against liability resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any brokers or other Persons claiming a commission or similar compensation in connection with the proposed assignment or sublease.

          Section 14.3 Provided that no Event of Default shall have occurred and be continuing under this Lease as of the time Landlord’s consent is requested by Tenant, Landlord’s consent (which must be in writing and in form and substance satisfactory to Landlord and Tenant) to the proposed assignment or sublease shall not be unreasonably withheld or delayed; provided, however, that:
          (a) Tenant shall have complied with the provisions of Section 14.2;
          (b) In Landlord’s judgment, the proposed assignee or subtenant is engaged in a business or activity, and the Premises, or the relevant part thereof, will be used in a manner, which (i) is in keeping with the then standards of the Building, and (ii) does not violate the restrictions set forth in Article 3;
          (c) The proposed assignee or subtenant is a reputable Person and Landlord has been furnished with reasonable evidence thereof
          (d) In the event Landlord has space in the Building available for lease, then (i) neither the proposed assignee or subtenant nor any Person which, directly or indirectly, controls, is controlled by, or is under common control with, the proposed assignee or subtenant, is then an occupant of any part of the Building, and (ii) the proposed assignee or subtenant is not a Person (or Affiliate of a Person) with whom Landlord or Landlord’s agent is then, or has been within the previous six (6) month period, negotiating in connection with rental of comparable space in the Building;
          (e) The form of the proposed sublease or instrument of assignment shall be reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article 14, and Tenant shall deliver a true and complete original, fully executed counterpart of such sublease or other instrument to Landlord promptly upon the execution and delivery thereof;
          (f) Tenant and its proposed subtenant or assignee, as the case may be, shall execute and deliver to Landlord an agreement, in form and substance reasonably satisfactory to Landlord, setting forth the terms and conditions upon which Landlord shall have granted its consent to such assignment or subletting, and the agreement of Tenant and such subtenant or assignee, as the case may be, to be bound by the provisions of this Article 14;
          (g) The amount of the aggregate rent to be paid by the proposed subtenant shall not be less than the then current market rent per Rentable Square Foot of the Premises based on similar space (including, but not limited to, the size of such space) offered for rent in similar buildings in the vicinity of the Building for a similar term and similar uses and with similar services being offered by the landlord with respect thereto, determined as though the Premises were vacant, and the rental and other terms and conditions of the sublease shall be substantially the same as those contained in Tenant’s Notice;
          (h) Tenant shall reimburse Landlord, as Additional Rent upon demand, for its out-of-pocket costs for (A) the actual costs and expenses incurred by Landlord in connection with the assignment or sublease, including the actual costs of making investigations as to the acceptability of the proposed assignee or subtenant and the cost of reviewing plans and specifications proposed to be made in connection therewith, and (B) Landlord’s actual legal fees and disbursements incurred in connection with the granting of any requested consent and the preparation of Landlord’s written consent to the sublease or assignment;
          (i) Tenant shall not have (i) advertised or publicized in any way the availability of the Premises without prior notice to Landlord, or (ii) listed the Premises for sublease or assignment with a broker, agent or otherwise at a rental rate less than the fixed rent and additional rent at which Landlord is then offering to lease comparable space in the Building with comparable services being provided by Landlord.
          (j) The proposed occupancy shall not impose an extra burden upon services to be supplied by Landlord to Tenant, unless Tenant and such proposed subtenant or assignee shall agree with Landlord in writing to pay the costs of such additional services; and
          (k) The proposed subtenant or assignee shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity and shall be subject to the service of process in, and the jurisdiction of the courts of the State of Tennessee.
          Each sublease pursuant to this Section 14.3 shall be subject to all of the covenants, agreements, terms, provisions and conditions contained in this Lease. Notwithstanding any such sublease to Landlord or any such sublease to any other subtenant, or any acceptance of Fixed Rent or Additional Rent by Landlord from any subtenant, Tenant will remain fully liable for the payment of the Fixed Rent and Additional Rent due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on Tenant’s part to be observed and performed, and for all acts and omissions of any licensee or subtenant or anyone claiming under or through any subtenant which shall be in violation of any of the obligations of this Lease, and any such violation shall be deemed to be a violation by Tenant. If Landlord shall rightfully decline to give its consent to any proposed assignment or sublease in accordance with the provisions of this Article 14, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all losses, liabilities, damages, costs, and expenses (including attorneys’ fees and disbursements) resulting from any claims that may be made against Landlord by the proposed assignee or subtenant arising from or in connection with such proposed assignment or subletting, or by any brokers or other Persons (with whom Tenant or its proposed assignee or subtenant may have dealt) claiming a commission or similar compensation in connection with the proposed assignment or sublease.
          Section 14.4 With respect to each and every sublease authorized by Landlord under the provisions of this Lease, it is further agreed that:
          (a) No sublease shall be for a term ending later than one day prior to the Expiration Date of this Lease;
          (b) No subtenant shall take possession of the Premises or any part thereof, until an executed counterpart of such sublease has been delivered to Landlord; and
          (c) Each sublease shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not (i) be liable for any previous act or omission of Tenant under such sublease, (ii) be subject to any counterclaim, offset or defense, not expressly provided in such sublease, which theretofore accrued to such subtenant against Tenant, (iii) be bound by any previous modification of such sublease (unless consented to by Landlord in writing) or by any previous prepayment of more than one month’s Fixed Rent or of any Additional Rent, or (iv) be obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Article 14. The provisions of this Article 14 shall be self-operative and no further instrument shall be required to give effect to this provision.
          Section 14.5 (a) If Landlord shall consent to any assignment of this Lease or to any sublease, or if Tenant shall enter into any other assignment or sublease permitted hereunder, Tenant shall, in consideration therefor, pay to Landlord, as Additional Rent:
               (i) In the case of an assignment, on the effective date of the assignment, an amount equal to 50% of all sums and other consideration paid to Tenant by the assignee for such assignment, less (A) all actual, reasonable out-of-pocket costs and expenses of Tenant in entering into the assignment, such as customary real estate brokerage commissions, reasonable legal fees, and advertising fees paid to unrelated third parties, (B) all amounts paid for Tenant’s Property and Tenant’s Alterations remaining in the Premises after the effective date of such assignment, but not in excess of the then fair market value thereof and (C) the costs of preparing the Premises for the assignee and for all other tenant concessions given .
               (ii) In the case of a sublease, an amount equal to 100% of all rents, additional charges or other consideration payable to Tenant under the sublease in excess of the Fixed Rent and Additional Rent accruing during the term of the sublease in respect of the subleased space at the rate per Rentable Square Foot payable by Tenant under this Lease, less (A) all actual, reasonable out-of-pocket expenses incurred by Tenant in entering into the sublease, such as customary real estate brokerage commissions, legal and architectural fees, and advertising fees paid to unrelated third parties, (B) all amounts paid on account of the sale or rental of Tenant’s Property and Tenant’s Alterations remaining in the Premises after the effective date of such sublease, but not in excess of the then fair market value thereof and (C) all costs of preparing the Premises or portion thereof for the subtenant and all other tenant concessions given. The sums payable under this Subsection 14.5(b)(ii) shall be paid by Tenant to Landlord as Additional Rent as and when paid by the subtenant to Tenant.
          (b) In any instance where Landlord disputes the allocation of the consideration payable to Tenant in connection with any assignment or subletting, specifically including the fair market value of Tenant’s Property or Tenant’s Alterations, and/or whether the rental or other consideration payable under the assignment or sublease is at fair market value, such dispute shall be decided by arbitration of the issue in Memphis, Tennessee in accordance with the rules and regulations for commercial matters then prevailing of the American

Arbitration Association or its successor (the “AAA”) pursuant to a submission effected within ten (10) Business Days after notice of the dispute of the allocation has been given by Landlord to Tenant. Provided the rules and regulations of the AAA so permit, (i) the AAA shall, within two (2) Business Days after such submission or application, select a single arbitrator having at least ten (10) years’ experience in leasing of commercial properties similar to the Building in the greater Memphis metropolitan area and who shall be reasonably acceptable to Landlord and Tenant, and (ii) the arbitrator shall make a determination within three Business Days after the conclusion of the presentation of Landlord’s and Tenant’s cases, which determination shall be limited to a decision upon whether Tenant’s allocation of consideration was correct. The arbitrator’s determination shall be final and binding upon the parties, whether or not a judgment shall be entered in any court. All actions necessary to implement such decision shall be undertaken as soon as possible, but in no event later than ten (10) Business Days after the rendering of such decision. The arbitrator’s determination may be entered in any court having jurisdiction thereof. All fees payable to the AAA for services rendered in connection with the resolution of the dispute shall be paid by the unsuccessful party.
          Section 14.6 (a) If Tenant is an Entity, and a majority of the Ownership Interests in Tenant are not publicly traded on a recognized stock exchange or over-the-counter market, then, subject to the provisions of Sections 14.6(b) and 14.7, any transfer (by one or more transfers), of a majority of the Ownership Interests of Tenant shall be deemed an assignment of this Lease for all purposes of this Article 14. The term “transfer” shall be deemed to include the issuance of new Ownership Interests resulting in a majority of the Ownership Interests of Tenant being held by Persons which do not hold a majority of the Ownership Interests of Tenant on the date hereof, except in the case of a public offering of Ownership Interests on a recognized stock exchange or over-the-counter market. The transfer of a majority of the Ownership Interests of Tenant through one or more transfers on a recognized stock exchange or over-the-counter market shall not be deemed an assignment of this Lease for purposes of this Article 14.
          (b) If Tenant is an Entity, and Tenant is merged or consolidated with another Entity, or if a majority of the Ownership Interests of Tenant are transferred, or if substantially all of Tenant’s assets are transferred to another Entity, then such merger, consolidation or transfer of Ownership Interests or assets shall be deemed an assignment of this Lease for all purposes of this Article 14. Notwithstanding the foregoing, Landlord’s consent shall not be required for such assignment, and the provisions of Sections 14.2, 14.3, 14.5 and 14.6(a) shall not be applicable thereto, so long as each of the following conditions have been satisfied: (i) such merger, consolidation or transfer of Ownership Interests or assets shall have been made for a legitimate independent business purpose and not for the principal purpose of transferring this Lease, (ii) after giving effect to such transaction, the successor to Tenant or transferee of substantially all of Tenant’s assets shall have a Tangible Net Worth (defined below) at least equal to the lesser of (A) the Tangible Net Worth of Tenant immediately prior to such merger, consolidation or transfer and (B) $25,000,000, and (iii) proof satisfactory to Landlord of such Tangible Net Worth shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction. For purposes of this Article 14, “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights and franchises.

          (c) A lease takeover agreement shall be deemed an assignment of this Lease for the purposes of Section 14.1.
          Section 14.7 Provided that no Event of Default shall have occurred and be continuing in the performance of any of Tenant’s obligations under this Lease, Tenant may, without Landlord’s consent, (i) permit any Affiliate of Tenant to sublet or use all or part of the Premises for any Permitted Use, or (ii) assign this Lease to any Affiliate of Tenant. In no event shall any sublease to an Affiliate be deemed to vest in any such Affiliate any right or interest in this Lease or the Premises. In no event shall any assignment or sublease to an Affiliate relieve, release, impair or discharge any of Tenant’s obligations under this Lease.
          Section 14.8 Any assignment or transfer which is deemed an assignment of this Lease, whether made with Landlord’s consent pursuant to Section 14.1 or without Landlord’s consent to the extent permitted under Sections 14.6 and 14.7, shall be evidenced by an agreement whereby the assignee shall assume the obligations of this Lease on the part of Tenant to be performed or observed from and after the effective date of such assignment or transfer, and whereby the assignee shall agree that the provisions in Section 14.1 shall, notwithstanding such assignment or transfer, continue to be binding upon it in respect of all future assignments and transfers and a copy thereof shall be delivered to Landlord.
          Section 14.9 (a) The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord, or any grantee or assignee of Landlord by way of mortgage or otherwise or by any waiver or failure of Landlord, or any grantee or assignee of Landlord by way of mortgage or otherwise, to enforce any of the obligations of this Lease, but no modification of this Lease made with any immediate or remote successor in interest shall increase Tenant’s obligations under this Lease.
          (b) The listing of any name other than that of Tenant, whether on the doors of the Premises or the Building directory, or otherwise, shall not operate to vest any right or interest in this Lease or in the Premises, nor shall it be deemed to be the consent of Landlord to any assignment or transfer of this Lease or to any sublease of Premises or to the use or occupancy thereof by others. Any such listing shall constitute a privilege extended by Landlord, revocable at Landlord’s will by notice to Tenant, provided that Landlord shall not unreasonably revoke such privilege as to any Affiliate of Tenant, or any subtenant of Tenant or assignee of this Lease approved by Landlord pursuant to this Article 14.
ARTICLE 15
ACCESS TO PREMISES
          Section 15.1 (a) Tenant shall permit Landlord, Landlord’s agents and public utilities servicing the Building to erect, use and maintain ducts, pipes and conduits in and through the Premises provided same are concealed within existing floors, ceilings and walls and do not reduce the usable area of the Premises and provided Tenant receives prior reasonable notice and provided further that any installation shall be made while Tenant is present. Subject to scheduling with Tenant, Landlord or Landlord’s agents shall have the right to enter the

Premises at all reasonable times upon reasonable prior notice and (except no such prior notice shall be required in case of emergency), in the company of a representative of Tenant (except in an emergency), provided that Tenant has provided a representative at the designated time stated by Landlord, to reasonably examine the same, to show them to prospective purchasers, Mortgagees, Superior Lessors or, during the last twelve (12) months of the Term, lessees of the Building and their respective agents and representatives or prospective tenants of the Premises. Landlord shall have the right, upon notice to Tenant as provided in the preceding sentence and scheduling with Tenant, to make such repairs, alterations, improvements or additions to the Premises (i) as Landlord may deem reasonably necessary or desirable to the Premises or to any other portion of the Building, or (ii) which Landlord may elect to perform following Tenant’s failure to make repairs or perform any work which Tenant is obligated to make or perform under this Lease after notice to Tenant and the expiration of any applicable cure period, or (iii) for the purpose of complying with Laws, and Landlord shall be allowed to take all material into and upon the Premises that may be required therefor without the same constituting an eviction or constructive eviction of Tenant in whole or in part and Fixed Rent and Additional Rent will not be abated while said repairs, alterations, improvements or additions are being made, by reason of loss or interruption of business of Tenant, or otherwise. Landlord will use commercially reasonable effort to not interfere with or materially disrupt Tenant’s operations at the Premises and will adhere to or comply with Tenant’s reasonable security requirements.
          (b) Tenant shall have access to the Premises 24 hours per day, 365 days per year, subject to Landlord’s reasonable security requirements and procedures in effect from time to time. Subject to Article 4, Tenant may install a security system (such as a card access system, palm reader system, retinal scanner, or video telephone system) at the entrance to the Premises of a type and manufacture selected by Tenant and approved by Landlord, and compatible with and tied into the Building management system, at Tenant’s sole cost and expense.
          Section 15.2 If after notice is given by Landlord to Tenant as required herein, Tenant shall not be present when for any reason entry into the Premises shall be necessary, Landlord or Landlord’s agents may enter the same without rendering Landlord or such agents liable therefor (if during such entry Landlord or Landlord’s agents shall accord reasonable care to Tenant’s Property), and without in any manner affecting this Lease. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever for the care, supervision or repair of the Building or any part thereof, other than as herein provided.
          Section 15.3 Subject to the other provisions of this Lease, Landlord shall have the right from time to time and upon reasonable prior notice to and scheduling with Tenant to alter the Building and, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor except for Landlord gross negligence or intentional wrongdoing, to change the arrangement or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Building and to change the name, number or designation by which the Building is commonly known provided same does not affect Tenant’s operations at the Building, including the Support Space, adequate parking or access to the Premises, Building or the Real Property. All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises (including exterior Building walls, exterior core corridor walls, exterior doors and entrances other than doors and entrances solely servicing the Premises), all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, heating, air cooling (other than Tenant’s HVAC System), plumbing and other mechanical facilities, service closets and other Building facilities are not part of the Premises, and, subject to the other provisions of this Lease, Landlord shall have the use thereof, as well as access thereto through the Premises for the purposes of installation, operation, maintenance, alteration and repair.
ARTICLE 16
DEFAULT
          Section 16.1 Each of the following events shall be an “Event of Default” hereunder:
          (a) if Tenant defaults in the payment when due of any installment of Fixed Rent or Additional Rent, and such default continues for a period of five (5) business days after notice thereof from Landlord; provided, however, that if Tenant shall default in the timely payment of Fixed Rent or Additional Rent, and any such default shall occur more than two times in any period of twelve (12) consecutive months, then, notwithstanding that such defaults shall have each been cured within the applicable period provided above, upon any further similar default, Landlord may serve a fifteen (15) days’ notice of termination upon Tenant without affording to Tenant an opportunity to cure such further default; or
          (b) if Tenant’s interest in this Lease is transferred in violation of Article 14 and not cured within thirty (30) days of such transfer; or
          (c) (i) if Tenant or any Guarantor admits in writing its inability to pay its debts as they become due; or
               (ii) if Tenant or any Guarantor commences or institutes any case, proceeding or other action (A) seeking relief as a debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or
               (iii) if Tenant or any Guarantor makes a general assignment for the benefit of creditors; or
               (iv) if any case, proceeding or other action is commenced or instituted against Tenant or any Guarantor (A) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which either (1) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect, or (2) remains undismissed for a period of ninety (90) days; or
               (v) if any case, proceeding or other action is commenced or instituted against Tenant or any Guarantor seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or
               (vi) if Tenant or any Guarantor takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Subsections 16.1(c)(ii), (iii), (iv) or (v); or
               (vii) if a trustee, receiver or other custodian is appointed for any substantial part of the assets of Tenant or any Guarantor, which appointment is not vacated or effectively stayed within sixty (60) days, or if any such vacating or stay does not thereafter remain in effect; or
          (d) if Tenant defaults in the observance or performance of any other term, covenant or condition of this Lease on Tenant’s part to be observed or performed and Tenant fails to remedy such default within thirty (30) days after notice by Landlord to Tenant of such default, or, if such default is of such a nature that it cannot be completely remedied within said period of thirty (30) days, if Tenant fails to commence to remedy such default within such thirty-day period, or fails thereafter to diligently prosecute to completion all steps necessary to remedy such default; or
          Section 16.2 If an Event of Default occurs, Landlord may at any time thereafter give written notice to Tenant stating that Tenant’s rights of possession of the Premises shall expire and terminate on the date specified in such notice, which date shall not be less than seven (7) days after the giving of such notice. If Landlord gives such notice, Tenant’s rights of possession of the Premises shall expire and terminate as if the date set forth in such notice were the Expiration Date and Tenant immediately shall quit and surrender the Premises, but Tenant shall remain liable as hereinafter provided. Anything contained herein to the contrary notwithstanding, if such termination shall be stayed by order of any court having jurisdiction over any proceeding described in Section 16.1(c), or by federal or state statute, then, following the expiration of any such stay, or if the trustee appointed in any such proceeding, Tenant or Tenant as debtor-in-possession shall fail to assume Tenant’s obligations under this Lease within the period prescribed therefor by law or within one hundred twenty (120) days after entry of the order for relief or as may be allowed by the court, or if said trustee, Tenant or Tenant as debtor-in-possession shall fail to provide adequate protection of Landlord’s right, title and interest in and to the Premises or adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease, Landlord, to the extent permitted by law or by leave of the court having jurisdiction over such proceeding, shall have the right, at its election, to terminate this Lease on seven (7) days’ notice to Tenant, Tenant as debtor-in-possession or said trustee and upon the expiration of said seven (7) day period this Lease shall cease and expire as set forth above and Tenant, Tenant as debtor-in-possession or said trustee shall immediately quit and surrender the Premises as aforesaid.

          Section 16.3 If, at any time, (a) Tenant shall comprise two (2) or more Persons, (b) Tenant’s obligations under this Lease shall have been guaranteed by any Person other than Tenant, or (c) Tenant’s interest in this Lease shall have been assigned, the word “Tenant,” as used in Section 16.1(c), shall be deemed to mean any one or more of the Persons primarily or secondarily liable for Tenant’s obligations under this Lease. Any monies received by Landlord from or on behalf of Tenant during the pendency of any proceeding of the types referred to in Section 16.1(c) shall be deemed paid as compensation for the use and occupation of the Premises and the acceptance of any such compensation by Landlord shall not be deemed an acceptance of Fixed Rent and/or Additional Rent or a waiver on the part of Landlord of any rights under this Lease provided, however, any such payments will be credited to Tenant so as to avoid any overpayments.
ARTICLE 17
REMEDIES AND DAMAGES
          Section 17.1 (a) If an Event of Default shall occur, and Tenant’s rights of possession of the Premises shall expire and come to an end as provided in Article 16:
               (i) Tenant shall quit and peacefully surrender the Premises to Landlord, and Landlord and its agents may immediately, or at any time after the date upon which this Lease and the Term shall expire and come to an end, re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding, or by legal force or other legal means (without being liable to indictment, prosecution or damages therefor), and may repossess the Premises and dispossess Tenant and any other Persons from the Premises and remove any and all of their property and effects from the Premises; and
               (ii) Landlord, at Landlord’s option, may relet the whole or any part or parts of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Expiration Date, at such rental or rentals and upon such other conditions, which may include reasonable market concessions and free rent periods, as Landlord, in its sole discretion, may determine; provided, however, that Landlord shall have no obligation to relet the Premises or any part thereof and shall in no event be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise affect any such liability, and Landlord, at Landlord’s option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.
          (b) Tenant, on its own behalf and on behalf of all Persons claiming through or under Tenant, including all creditors, does further hereby waive any and all rights which Tenant and all such Persons might otherwise have under any present or future law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after Tenant shall have been dispossessed by a judgment or by warrant of any court or judge. The words “re-enter,” “re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings. In the event of a breach or threatened breach by Tenant, or any Persons claiming through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to enjoin such breach and the right to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach. The rights to invoke the remedies set forth in this Lease are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.
          Section 17.2 (a) If Tenant’s rights of possession of the Premises shall expire and come to an end as provided in Article 16, or by or under any summary proceeding or any other action or proceeding, or if Landlord shall re-enter the Premises as provided in Section 17.1, or by or under any summary proceeding or any other action or proceeding, then, in any of such events:
               (i) Tenant shall pay to Landlord all Fixed Rent and Additional Rent payable under this Lease by Tenant to Landlord to the date upon which this Lease and the Term shall have expired and come to an end or to the date of re-entry upon the Premises by Landlord, as the case may be;
               (ii) Tenant also shall be liable for and shall pay to Landlord, as damages, any deficiency (the “Deficiency”) between (A) Fixed Rent and Additional Rent for the period which otherwise would have constituted the unexpired portion of the Term (conclusively presuming the Additional Rent for each year thereof to be the same as was payable for the year immediately preceding such termination or re-entry), and (B) the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of Subsection 17.1(a)(ii) for any part of such period (first deducting from the rents collected under any such reletting all of Landlord’s reasonable expenses in connection with the termination of this Lease, Landlord’s re-entry upon the Premises and with such reletting including all repossession costs, brokerage commissions, reasonable legal expenses, reasonable attorneys’ fees and disbursements, alteration costs and other expenses of preparing the Premises for such reletting). Tenant shall pay the Deficiency in monthly installments on the days specified in this Lease for payment of installments of Fixed Rent, and Landlord shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise. No suit to collect the amount of the Deficiency for any month shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding; and
               (iii) whether or not Landlord shall have collected any monthly Deficiency as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, in lieu of any further Deficiency as and for liquidated and agreed final damages, a sum equal (A) to the amount by which the Fixed Rent and Additional Rent for the period which otherwise would have constituted the unexpired portion of the Term (conclusively presuming the Additional Rent for each year thereof to be the same as was payable for the year immediately preceding such termination or re-entry) exceeds (B) the then fair and reasonable rental value of the Premises, including Additional Rent for the same period, both discounted to present value at the rate of six percent (6%) per annum less (C) the aggregate amount of Deficiencies previously collected by Landlord pursuant to the provisions of Subsection

17.2(a)(ii) for the same period. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, Landlord shall have relet the Premises or any part thereof for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of net rents collected in connection with such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.
          (b) If Landlord shall relet the Premises, or any part thereof, together with other space in the Building or if Landlord relets the Premises for a period that extends beyond the scheduled Expiration Date hereunder, the net rents collected under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section 17.2. Tenant shall in no event be entitled to any rents collected or payable under any reletting, whether or not such rents shall exceed the Fixed Rent reserved in this Lease. Nothing contained in Article 16 or this Article 17 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any statute or rule of law, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in this Section 17.2.
ARTICLE 18
FEES AND EXPENSES
          Section 18.1 If an Event of Default shall occur under this Lease or if Tenant shall knowingly do or permit to be done any act or thing upon the Premises which would cause Landlord to be in default under any Superior Lease or Mortgage, or if Tenant shall fail to comply with its obligations under this Lease by reason thereof and the preservation of property or the safety of any tenant, occupant or other person is threatened thereby, Landlord may, after reasonable prior notice to Tenant except in an emergency, perform the same for the account of Tenant or make any expenditure or incur any obligation for the payment of money for the account of Tenant. All amounts expended by Landlord in connection with the foregoing, including reasonable attorneys’ fees and disbursements in instituting, prosecuting or defending any action or proceeding or recovering possession, and the cost thereof, with interest thereon at the Default Rate, shall be deemed to be Additional Rent hereunder and shall be paid by Tenant to Landlord within ten (10) days of rendition of any bill or statement to Tenant therefor.
          Section 18.2 If Tenant shall fail to pay any installment of Fixed Rent and/or Additional Rent when due, Tenant shall pay to Landlord, in addition to such installment of Fixed Rent and/or Additional Rent, as the case may be, as a late charge and as Additional Rent, a sum equal to interest at the Default Rate on the amount unpaid, computed from the date such payment was due to and including the date of payment.
          Section 18.3 In the case of any dispute among the parties, the prevailing party shall be entitled to reimbursement for its reasonable costs, including reasonable attorneys’ fees, incurred in any such dispute, through and including all levels of appeal and post judgment proceedings.

ARTICLE 19
NO REPRESENTATIONS BY LANDLORD
Except as otherwise set forth herein, Landlord and Landlord’s agents have made no warranties, representations, statements or promises with respect to (a) the rentable and usable areas of the Premises or the Building, (b) the amount of any current or future operating expenses or taxes, (c) the compliance with applicable Laws of the Premises, Premises Equipment or the Building, or (d) the suitability of the Premises or the Premises Equipment for any particular use or purpose. No rights, easements or licenses are acquired by Tenant under this Lease, by implication or otherwise, except as expressly set forth herein. This Lease (including any Exhibits referred to herein and all supplementary agreements provided for herein) contains the entire agreement between the parties and all understandings and agreements previously made between Landlord and Tenant are merged in this Lease, which alone fully and completely expresses their agreement. Tenant is entering into this Lease after full investigation, and is not relying upon any statement or representation made by Landlord not embodied in this Lease.
ARTICLE 20
END OF TERM
          Section 20.1 Upon the expiration or other termination of this Lease, Tenant shall quit and surrender to Landlord the Premises, Premises Equipment, and Tenant’s Alterations (as identified by Landlord pursuant to Section 4.3), vacant, broom clean, in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and Tenant shall remove all of Tenant’s Property from the Premises and this obligation shall survive the expiration or sooner termination of the Term. If the last day of the Term or any renewal thereof falls on a day that is not a Business Day, this Lease shall expire on the Business Day immediately following. Tenant expressly waives, for itself and for any Person claiming through or under Tenant, any rights which Tenant or any such Person may have under any Law in connection with any holdover summary proceedings which Landlord may institute to enforce the foregoing provisions of this Article 20.
          Section 20.2 Tenant acknowledges that Tenant or any Tenant Party remaining in possession of the Premises after the expiration or earlier termination of this Lease would create an unusual hardship for Landlord and for any prospective tenant. Tenant therefor covenants that if for any reason Tenant or any Tenant Party shall fail to vacate and surrender possession of the Premises or any part thereof on or before the expiration or earlier termination of this Lease and the Term, then Tenant’s continued possession of the Premises shall be as a holdover tenant, during which time, without prejudice and in addition to any other rights and remedies Landlord may have under this Lease or applicable Laws, Tenant shall pay to Landlord for each month and for each portion of any month during which Tenant holds over, an amount equal to the greater of (a) one and one half (1.50) times the Fixed Rent and Additional Rent payable under this Lease for the last full calendar month of the Term, or (b) one and one half (1.50) times the fair market rental value of the Premises for such month (as determined by Landlord based upon the then most recent arms length leases of comparable space in the Building). The provisions of this Section 20.2 shall not in any way be deemed to (A) permit Tenant to remain in possession of the Premises after the Expiration Date or sooner termination of this Lease, or (B) imply any right of Tenant to use or occupy the Premises upon expiration or termination of this Lease and the Term, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of the Term shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Article 20. Tenant’s obligations under this Article 20 shall survive the expiration or earlier termination of this Lease.
ARTICLE 21
QUIET ENJOYMENT
          Provided no Event of Default has occurred and is continuing, Tenant may peaceably and quietly enjoy the Premises without hindrance by Landlord or any Person subject, nevertheless, to the terms and conditions of this Lease.
ARTICLE 22
NO WAIVER; NON-LIABILITY
          Section 22.1 No act or thing done by Landlord or Landlord’s agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises. Neither Landlord nor its agents shall be liable for the loss of or damage to any property of Tenant by theft or otherwise except where caused by Landlord’s gross negligence or intentional wrongdoing.
          Section 22.2 The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations set forth or hereafter adopted by Landlord, shall not prevent a subsequent act, which would have originally constituted a violation, from having all of the force and effect of an original violation. The receipt by Landlord or payment by Tenant of Fixed Rent and/or Additional Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the Rules and Regulations set forth, or hereafter adopted, against Tenant or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. Landlord shall not enforce the Rules and Regulations against Tenant in a discriminatory manner. No provision of this Lease shall be deemed to have been waived by Landlord or Tenant, unless such waiver be in writing signed by Landlord or Tenant, as the case may be. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Fixed Rent or any Additional Rent shall be deemed to be other than on account of the next installment of Fixed Rent or Additional Rent, as the case may be, or as Landlord may elect to apply same, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Fixed Rent or Additional Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Fixed Rent or Additional Rent or pursue any other remedy in this Lease provided. Any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Lease in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought. All references in this Lease to the consent or approval of Landlord shall be deemed to mean the written consent or approval of Landlord and no consent or approval of Landlord shall be effective for any purpose unless such consent or approval is set forth in a written instrument executed by Landlord.
          Section 22.3 (a) Subject to the provisions of Section 11.2 and except for Landlord’s gross negligence or intentional wrongdoing, neither Landlord nor its agents shall be liable for any injury or damage to persons or property or interruption of Tenant’s business resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow or leaks from any part of the Building or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature; nor shall Landlord or its agents be liable for any such damage caused by other tenants or persons in the Building or caused by construction of any private, public or quasi-public work; nor shall Landlord be liable for any latent defect in the Premises or in the Building (except that Landlord shall be required to repair the same to the extent provided in Article 6, Article 12 and Article 13). Nothing in the foregoing shall affect any right of Landlord to the indemnity from Tenant to which Landlord may be entitled under Article 28 in order to recoup for payments made to compensate for losses of third parties.
          (b) If, at any time or from time to time, any windows of the Premises are temporarily closed, darkened or bricked-up for any reason whatsoever, or any of such windows are permanently closed, darkened or bricked-up if required by any Law or related to any construction upon property adjacent to the Real Property by parties other than Landlord, Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor nor abatement of Fixed Rent or Additional Rent nor shall the same release Tenant from its obligations hereunder nor constitute an eviction or constructive eviction of Tenant from the Premises.
ARTICLE 23
WAIVER OF TRIAL BY JURY
The respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or for the enforcement of any remedy under any statute, emergency or otherwise. If Landlord commences any summary proceeding against Tenant, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding (unless failure to impose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant.
ARTICLE 24
INABILITY TO PERFORM
          This Lease and the obligation of Tenant to pay Fixed Rent and Additional Rent hereunder and the obligation of Landlord and Tenant to perform all of the other covenants and agreements hereunder on the part of Tenant or Landlord to be performed will not be affected, impaired or excused because Landlord or Tenant is unable to fulfill any of its obligations under this Lease expressly or impliedly to be performed by Landlord or Tenant, as the case may be, or because Landlord or Tenant is unable to make, or is delayed in making any repairs, additions, alterations, improvements or decorations or is unable to supply or is delayed in supplying any equipment or fixtures, if Landlord or Tenant is prevented or delayed from so doing by reason of strikes or labor troubles, or by any cause whatsoever beyond Landlord’s or Tenant’s control, including accident, governmental preemption in connection with a national emergency or by reason of any Laws or by reason of the conditions of supply and demand which have been or are affected by war or other emergency (“Unavoidable Delays”).
ARTICLE 25
BILLS AND NOTICES
          Except as otherwise expressly provided in this Lease, any bills, statements, consents, notices, demands, requests or other communications given or required to be given under this Lease shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (against a signed receipt), sent by a nationally recognized overnight courier service, or sent by registered or certified mail (return receipt requested) and addressed:

if to Landlord, as follows:	Level 3 Communications, LLC
1025 Eldorado Boulevard
Broomfield, Colorado 80021
Attention: Vice President of Real Estate

with a copy to:	Level 3 Communications, LLC
1025 Eldorado Boulevard
Broomfield, Colorado 80021
Attention: General Counsel

if to Tenant, as follows:	Envoy Corporation
c/o Emdeon Corporation
669 River Drive
Elmwood Park, NJ 07407
Attention: General Counsel

With a copy to:	Envoy Corporation
26 Century Boulevard
Suite 601
Nashville, TN 37214
Attn: Chief Legal Officer
Any such bill, statement, consent, notice, demand, request or other communication given as provided in this Article 25 shall be deemed to have been rendered or given (i) on the date when it shall have been received, or (ii) on the date when delivery shall have been refused. Any such address of Landlord or Tenant may be changed by notice to the other party as set forth herein.

ARTICLE 26
RULES AND REGULATIONS
          Landlord reserves the right, from time to time, to adopt additional reasonable and non-discriminatory Rules and Regulations and to amend the Rules and Regulations then in effect, provided same do not increase Tenant’s obligations hereunder or interfere with the operation of Tenant’s business Tenant and all Tenant Parties shall comply with the Rules and Regulations, as so supplemented or amended after notice thereof to Tenant. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees. If there shall be any inconsistencies between this Lease and the Rules and Regulations, the provisions of this Lease shall prevail.
ARTICLE 27
BROKER
          Section 27.1 Landlord and Tenant represent and warrant to each other that it has not dealt with any broker in connection with this Lease other than Commercial Advisors LLC and Cushman and Wakefield, Inc. (collectively, the “Brokers”) and that to the best of its knowledge and belief, no other broker, finder or similar Person procured or negotiated this Lease or is entitled to any fee or commission in connection herewith.
          Section 27.2 Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) which Landlord may incur by reason of any claim of or liability to any broker, finder or like agent (other than Brokers) arising out of any dealings claimed to have occurred between the Tenant and the claimant in connection with this Lease, or the above representation by Tenant being false. The provisions of this Article 27 shall survive the expiration or earlier termination of the Term.
          Section 27.3 Landlord agrees to pay for all commissions or finders fees payable to Brokers in connection with this transaction pursuant to a separate agreement between Landlord and Landlord’s Broker.
          Section 27.4 Landlord agrees to indemnify, defend and hold Tenant harmless from and against all claims for brokerage commissions or finders fees by any person claiming to have been retained by Landlord in connection with this transaction.
ARTICLE 28
INDEMNITY
          Section 28.1 Tenant shall not do or permit any act or thing to be done upon the Premises which may subject Landlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of law or of any Law, but shall exercise such control over the Premises as to fully protect Landlord against any such liability. Subject to the provisions of Sections 11.2 and 11.3, Tenant shall defend, indemnify and save harmless Landlord from and against (a) all claims of whatever nature against Landlord arising from any act, omission, negligence or willful misconduct of Tenant or any Tenant Party, (b) all claims against Landlord arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring during the Term in or about the Premises, (c) all claims against Landlord arising from any accident, injury or damage occurring outside of the Premises but anywhere within or about the Real Property, where such accident, injury or damage results or is claimed to have resulted from an act, omission or negligence of Tenant or any Tenant Party, and (d) any breach, violation or nonperformance of any covenant, condition or agreement in this Lease set forth and contained on the part of Tenant to be fulfilled, kept, observed and performed. This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof.
          Section 28.2 Subject to Sections 11.2 and 11.3, Landlord shall defend, indemnify and save harmless Tenant from and against (a) all claims of whatever nature against Tenant arising from any act, omission, negligence or willful misconduct of Landlord, any Affiliate of Landlord, any of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, licensees, invitees, servants, agents or representatives (collectively, “Landlord Party”) and (b) any breach, violation or nonperformance of any covenant, condition or agreement in this Lease set forth and contained on the part of Landlord to be fulfilled, kept, observed and performed. This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof.
          Section 28.3 Tenant agrees to defend, indemnify and hold harmless Landlord and any partner, shareholder, director, officer, principal, employee or agent, directly and indirectly, of Landlord, from and against all obligations (including removal and remedial actions), losses, claims, suits, judgments, liabilities, penalties, damages (including consequential and punitive damages), costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) of any kind or nature whatsoever that may at any time be incurred by, imposed on or asserted against Landlord or any such party directly or indirectly based on, or arising or resulting from (a) the actual or alleged presence of Hazardous Materials on the Premises or in the Building which is caused or permitted by Tenant, and (b) any Environmental Claim caused by Tenant’s operation or use of the Premises, Premises Equipment, Tenant’s Alterations or the Building. The provisions of this Article 28 shall survive the expiration or sooner termination of this Lease.
ARTICLE 29
SECURITY DEPOSIT
          Section 29.1 Tenant has deposited the Security Deposit with Landlord as security for the full and faithful performance of every provision of this Lease to be performed by Tenant through the Term and all renewals thereto. If an Event of Default shall have occurred with respect to any provision of this Lease, including but not limited to the provisions relating to the payment of Fixed Rent and Additional Rent, Landlord may use, apply or retain all or any part of this Security Deposit for the payment of any Fixed or Additional Rent or any other sum as to which Tenant is in default or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of such Event of Default, or to compensate Landlord for any other loss, cost or damage which Landlord may suffer by reason of such Event of Default to the extent permitted under this Lease. Landlord shall give Tenant notice contemporaneously with such use or application of any portion of the Security Deposit. Tenant shall, within ten (10) Business Days after the giving of such notice, deposit with Landlord cash (or other suitable collateral such as an additional letter of credit) in an amount sufficient to restore the Security Deposit to the amount then required pursuant to the terms of this Article 29 and Tenant’s failure to do so shall be a breach of this Lease. Landlord shall not, unless otherwise required by Laws, pay interest to Tenant on the Security Deposit, and if Landlord is required to maintain the Security Deposit in an interest bearing account, Landlord will retain the maximum amount permitted under Laws as a bookkeeping and administrative charge. Tenant shall not assign or encumber any part of the Security Deposit, and no assignment or encumbrance by Tenant of all of any part of the Security Deposit shall be binding upon Landlord, whether made prior to, during, or after the Term. Landlord shall not be required to exhaust its remedies against Tenant or against the Security Deposit before having recourse to any other form of security held by Landlord and recourse by Landlord to any Security Deposit shall not affect any remedies of Landlord which are provided in this Lease or which are available to Landlord in law or in equity. If Tenant shall fully and faithfully perform every covenant and provision of this Lease to be performed and observed by Tenant, the Security Deposit or any balance thereof shall be returned to Tenant reasonably promptly after the expiration or sooner termination (other than a termination pursuant to Article 17) of the Term and Tenant’s surrender to Landlord of the Premises, but in no event later than sixty (60) days after such expiration or termination. In the event the Building is sold, Landlord shall transfer the Security Deposit to the new owner and Landlord shall thereupon be released by Tenant from all liability for the return of said Security Deposit; and Tenant agrees to look to the new owner solely for the return of the Security Deposit. A lease of the entire Building shall be deemed a transfer within the meaning of the foregoing sentence. Landlord shall notify or cause Tenant to be notified in the event of any transfer of the Building.
          Section 29.2 Landlord agrees to reduce the Security Deposit as set forth below. Landlord shall have no obligation to reduce and Tenant shall have no right to request a reduction in the Security Deposit unless all of the following conditions have been satisfied on the date of the scheduled reduction to the Security Deposit:
          (a) No Event of Default shall have occurred and be continuing under this Lease; and
          (b) there shall not have occurred any material adverse change in the financial condition of Tenant from the condition described in the financial statements submitted by Tenant to Landlord in connection with this Lease.
Notwithstanding the foregoing, if an Event of Default existed on the date of the scheduled reduction of the Security Deposit and Tenant subsequently cures said Event of Default without Landlord having terminated this Lease, Tenant shall then be entitled to an immediate reduction of said Security Deposit at the time of said cure by Tenant by the amount as to which said Security Deposit would have been reduced had such Event of Default not existed.
          Section 29.3 (a) Subject to the terms in Section 29.2, the Security Deposit shall be reduced from the original Two Hundred Ninety-Five Thousand and no/100 Dollars ($295,000.00):
               (i) on the first day of December 2006, the Security Deposit shall be reduced by Seventy-Two Thousand Four Hundred Forty-Six and 80/100 Dollars ($72,446.80) and such amount shall be credited towards the monthly Rent for December 2006 and January 2007;
               (ii) on the first day of December 2007, the Security Deposit shall be reduced by Seventy-Two Thousand Four Hundred Forty-Six and 80/100 Dollars ($72,446.80) and such amount shall be credited towards the monthly Rent for December 2006 and January 2008; and
               (iii) on the first day of December 2008, the Security Deposit shall be reduced by Seventy-Two Thousand Four Hundred Forty-Six and 80/100 Dollars ($72,446.80) and such amount shall be credited towards the monthly Rent for December 2008 and January 2009.
          (b) Notwithstanding anything herein to the contrary, the Security Deposit shall not be reduced below Seventy-Seven Thousand Six Hundred Fifty-Nine and 60/100 Dollars ($77,659.60) through the Term and all renewals of this Lease.
ARTICLE 30
RENEWAL OPTION
          Section 30.1 Tenant shall have the right, at its option (the “First Renewal Option”), to renew the initial term of this Lease, for the entire Premises and Premises Equipment, for an initial renewal term (the “First Renewal Term”) commencing on the day following the Expiration Date (the “First Renewal Term Commencement Date”) and expiring on the fifth (5th) anniversary of the Expiration Date (the “First Renewal Term Expiration Date”). Tenant shall have no right to exercise the First Renewal Option unless all of the following conditions have been satisfied on the date of the First Renewal Notice (as defined below) and on the First Renewal Term Commencement Date:
          (a) No Event of Default shall have occurred and be continuing under this Lease;
          (b) There shall not have occurred any material adverse change in the financial condition of Tenant from the condition described in the financial statements submitted by Tenant to Landlord in connection with this Lease, as determined by Landlord in Landlord’s reasonable discretion; and

          (c) Original Tenant (or a permitted assignee, successor or transferee), and its Affiliates shall occupy not less than seventy-five percent (75%) of the then-existing Premises Area.
          Section 30.2 If Tenant elects to renew this Lease for the First Renewal Term, Tenant shall give Landlord notice thereof (the “First Renewal Notice”) not more than eighteen (18) months and not less than twelve (12) months prior to the Expiration Date, and time shall be of the essence with respect to the giving of the First Renewal Notice. If Tenant shall send the First Renewal Notice within the time and in the manner herein provided, this Lease shall be deemed renewed for the First Renewal Term upon the terms, covenants and conditions in this Lease contained, with the exception of Fixed Rent.
          Section 30.3 Fixed Rent for the First Renewal Term shall be determined as of the date which is twelve (12) months prior to the Expiration Date and shall be one hundred percent (100%) of the Fair Market Rental Value ( as hereinafter defined) of the Premises (as determined separately for the Data Center Space and the Unimproved Space) for the First Renewal Term (the “First Renewal Term FMV”), plus an annual increase equivalent to that then payable under new leases of comparable space in the Building and in comparable buildings in the greater Memphis metropolitan area for the Permitted Use, separately for the Data Center Space and the Unimproved Space. For the purposes hereof “Fair Market Rental Value” shall mean the amount a willing landlord would accept and a willing Tenant would pay to rent the Premises based on comparable rentals in the Memphis Area of similar facilities and taking into account all relevant factors, including the fact that Tenant may not be receiving concessions otherwise available to other tenants. If the parties cannot agree on the Fair Market Rental Value same shall be determined as provided in Section 30.4 of this Lease. In addition, in determining Fair Market Rental Value, Alterations made by Tenant and equipment additions, upgrades and replacements shall not be considered, and the Fair Market Rental Value of the Premises shall be determined as if the Premises were in the condition same were in on the Commencement Date.
          Section 30.4 Within twenty (20) days after the giving by Tenant of the First Renewal Notice, Landlord will notify Tenant of the amount of the Fixed Rent for the First Renewal Term (the “First Renewal Rental Notice”), which shall set forth Landlord’s calculation of the First Renewal Term FMV, as determined separately for the Data Center Space and Unimproved Space. In the event that Tenant shall dispute Landlord’s calculation of the First Renewal Term FMV, such dispute shall be submitted to arbitration and shall be determined by a single arbitrator in the manner set forth in Section 30.5.
          Section 30.5 (a) If Tenant shall dispute Landlord’s calculation of the First Renewal Term FMV as set forth in the First Renewal Rental Notice, such dispute shall be submitted to arbitration and shall be determined by a single arbitrator appointed in accordance with the American Arbitration Association Real Estate Valuation Arbitration Proceeding Rules. Such arbitrator shall be impartial and shall have not less than ten (10) years’ experience in the greater Memphis metropolitan area in a calling related to the leasing of commercial space in buildings comparable to the Building, and the fees of such arbitrator shall be shared equally by Landlord and Tenant.

          (b) Within fifteen (15) days following the appointment of such arbitrator, each party shall attend a hearing before such arbitrator wherein each party shall submit a report setting forth its determination of the First Renewal Term FMV, together with such information on comparable rentals, or such other evidence, as such party shall deem relevant.
          (c) The arbitrator shall, within fifteen (15) days following such hearing and submission of evidence, render his or her decision by selecting the determination of First Renewal Term FMV submitted by either Landlord or Tenant which, in the judgment of the arbitrator, most nearly reflects the First Renewal Term FMV. It is expressly understood that the decision of such arbitrator shall be final and binding upon the parties hereto.
          (d) For purposes of the determination of the First Renewal Term FMV, whether by estimate of Landlord or by arbitration, Landlord or such arbitrator shall take into account the then current rentals or occupancy fees and tenant concessions for the renting of or granting of use or occupancy rights for comparable space in the Building and in comparable buildings in the greater Memphis metropolitan area for the Permitted Use, and shall take into account all relevant factors, but shall not take into account the value of Tenant’s removable technical installations at the Premises and the Building. The determination of the First Renewal Term FMV shall be based on the assumptions and criteria stated in this Article 30, and the arbitrator shall not have the power to add to, modify or change any of the provisions of this Lease. After a determination has been made of the First Renewal Term FMV, the parties shall execute and deliver to each other an agreement setting forth the Fixed Rent therefor as so determined.
          (e) If the final determination of Fixed Rent for the Premises for the First Renewal Term shall not be made on or before the First Renewal Term Commencement Date in accordance with the provisions of this Article 30, then pending such final determination, Tenant shall pay as Fixed Rent for the Premises for the First Renewal Term the amount of Fixed Rent as set forth by Landlord in the First Renewal Rental Notice. If, based upon the final determination of such Fixed Rent as provided herein, the payments made by Tenant on account of Fixed Rent were (i) less than Fixed Rent as finally determined in accordance with the provisions hereof, Tenant shall pay to Landlord the amount of such deficiency within thirty (30) days after demand therefor, or (ii) greater than Fixed Rent as finally determined in accordance with the provisions hereof, Landlord shall, at Landlord’s option, either credit the amount of such excess against the next installments of Fixed Rent due under this Lease, and/or refund the amount of such excess to Tenant.
          Section 30.6 Tenant shall have the right, at its option (the “Second Renewal Option”), to renew the First Renewal Term of this Lease, for the entire Premises and the Premises Equipment, for a second renewal term (the “Second Renewal Term”) commencing on the day following the First Renewal Term Expiration Date (the “Second Renewal Term Commencement Date”) and expiring on the fifth (5th) anniversary of the First Renewal Term Expiration Date (the “Second Renewal Term Expiration Date”). Tenant shall have no right to exercise the Second Renewal Option unless all of the following conditions have been satisfied on the date of the Second Renewal Notice (as defined below) and on the Second Renewal Term Commencement Date:

          (a) No Event of Default shall have occurred and be continuing under this Lease;
          (b) There shall not have occurred any material adverse change in the financial condition of Tenant from the condition described in the financial statements submitted by Tenant to Landlord in connection with this Lease, as determined by Landlord in Landlord’s sole discretion; and
          (c) Original Tenant (or a permitted assignee, successor or transferee), and its Affiliates shall occupy not less than seventy-five percent (75%) of the then-existing Premises Area.
          Section 30.7 If Tenant elects to renew this Lease for the Second Renewal Term, Tenant shall give notice to Landlord thereof (the “Second Renewal Notice”), not more than eighteen (18) months and not less than twelve (12) months prior to the First Renewal Term Expiration Date, and time shall be of the essence with respect to the giving of the Second Renewal Notice. If Tenant shall send the Second Renewal Notice within the time and in the manner herein provided, this Lease shall be deemed renewed for the Second Renewal Term upon the terms, covenants and conditions in this Lease contained, with the exception of Fixed Rent.
          Section 30.8 Fixed Rent for the Second Renewal Term shall be determined as of the date which is twelve (12) months prior to the First Renewal Term Expiration Date and shall be one hundred percent (100%) of the Fair Market Rental Value of the Premises (as determined separately for the Data Center Space and the Unimproved Space) for the Second Renewal Term (the “Second Renewal Term FMV”), determined in accordance with Section 30.9, plus an amount equal to the annual increase in Fixed Rent during the First Renewal Term, as determined pursuant to Section 30.3. During the Second Renewal Term, Fixed Rent for the Premises shall increase on each anniversary of the Second Renewal Term Commencement Date at an annual rate of increase equivalent to that then payable under new leases of comparable space in the Building and in comparable buildings in the greater Memphis metropolitan area for the Permitted Use, separately for the Data Center Space and the Unimproved Space.
          Section 30.9 Within twenty (20) days after the giving by Tenant of a Second Renewal Notice, Landlord will notify Tenant of the amount of the Fixed Rent for the Second Renewal Term (the “Second Renewal Rental Notice”), which shall set forth Landlord’s calculation of the Second Renewal Term FMV, as determined separately for the Data Center Space and the Unimproved Space. In the event that Tenant shall dispute Landlord’s calculation of the Second Renewal Term FMV, such dispute shall be submitted to arbitration and shall be determined by a single arbitrator in the manner set forth in Section 30.5.
ARTICLE 31
MISCELLANEOUS
          Section 31.1 (a) The obligations of Landlord under this Lease shall not be binding upon Landlord named herein after the sale, conveyance, assignment or transfer by such Landlord (or upon any subsequent landlord after the sale, conveyance, assignment or transfer by such subsequent landlord) of its interest in the Building or the Real Property, as the case may be provided any such subsequent landlord assumes all of Landlord’s obligations hereunder, and in the event of any such sale, conveyance, assignment or transfer, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder, and the transferee of Landlord’s interest in the Building or the Real Property, as the case may be, shall be deemed to have assumed all obligations under this Lease. Prior to any such sale, conveyance, assignment or transfer, the liability of Landlord for Landlord’s obligations under this Lease shall be limited to Landlord’s interest in the Real Property and Tenant shall not look to any other property or assets of Landlord or the property or assets of any of the Exculpated Parties (defined below) in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations.
          (b) Notwithstanding anything set forth in this Lease to the contrary, Tenant shall look solely to Landlord to enforce Landlord’s obligations hereunder and no partner, shareholder, director, officer, principal, employee or agent, directly or indirectly, of Landlord (such partner, shareholder, director, officer, principal, employee and agent of Landlord being referred to herein collectively as, the “Exculpated Parties”) shall be personally liable for the performance of Landlord’s obligations under this Lease. Tenant shall not seek any damages against any of the Exculpated Parties with respect to this Lease, the Premises and the Building, except for their grossly negligent or intentionally malicious acts.
          Section 31.2 Intentionally Deleted.
          Section 31.3 (a) This Lease may not be changed, modified, terminated or discharged, in whole or in part, except by a writing, executed by the party against whom enforcement of the change, modification, termination or discharge is to be sought.
          (b) This Lease shall be governed in all respects by the laws of the State of Tennessee applicable to agreements executed in and to be performed wholly within the State.
          (c) If any term, covenant, condition or provision of this Lease, or the application thereof to any person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such term, covenant, condition or provision to any other person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each term, covenant, condition and provision hereof shall remain valid and enforceable to the fullest extent permitted by law.
          (d) If at the commencement of, or at any time or times during the Term, the Fixed Rent and Additional Rent reserved in this Lease shall not be fully collectible by reason of any Law, Tenant shall enter into such agreements and take such other steps (without additional expense to Tenant) as Landlord may request and as may be legally permissible to permit Landlord to collect the maximum rents which may from time to time during the continuance of such legal rent restriction be legally permissible (and not in excess of the amounts reserved therefor under this Lease). Upon the termination of such legal rent restriction prior to the expiration of the Term, (i) Fixed Rent and Additional Rent shall become and thereafter be payable hereunder in accordance with the amounts reserved in this Lease for the periods following such termination, and (ii) Tenant shall pay to Landlord, if legally permissible, an amount equal to (A) the items of Fixed Rent and Additional Rent which would have been paid pursuant to this Lease but for such legal rent restriction less (B) the rents paid by Tenant to Landlord during the period or periods such legal rent restriction was in effect.
          (e) The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors, and, except as otherwise provided in this Lease, their assigns.
          Section 31.4 Except as expressly provided to the contrary in this Lease, all disputes arising, directly or indirectly, out of or relating to this Lease, and all actions to enforce this Lease, shall be dealt with and adjudicated in the state courts of Tennessee or the Federal courts sitting for Memphis, Tennessee; and for that purpose hereby expressly and irrevocably submits itself to the jurisdiction of such courts.
          Section 31.5 Tenant hereby irrevocably waives, with respect to itself and its property, any diplomatic or sovereign immunity of any kind or nature, and any immunity from the jurisdiction of any court or from any legal process, to which Tenant may be entitled, and agrees not to assert any claims of any such immunities in any action brought by Landlord under or in connection with this Lease. Tenant acknowledges that the making of such waivers, and Landlord’s reliance on the enforceability thereof, is a material inducement to Landlord to enter into this Lease.
          Section 31.6 Tenant shall have no rights to install or otherwise place any sign on the Building or Real Property without the prior written consent of Landlord, which consent may not be unreasonably withheld, conditioned or delayed.
          Section 31.7 Except for public or other governmental filings, neither Landlord nor Tenant shall issue any press releases, or hold any press conferences or other media events, whereby this Lease or any of the material terms of this Lease shall be made public, without the prior approval of the other party. Landlord and Tenant agree to keep this Lease and all associated non-public documents and information confidential and shall not disclose this Lease and all associated non-public documents and information to any third party (specifically excluding such party’s employees, agents, legal counsel, consultants, brokers, prospective subtenants, assignees and lenders and their respective brokers and counsel), except as otherwise required by the Laws or to enforce such party’s rights hereunder.
          Section 31.8 If Tenant applies for any economic incentives and/or is granted any economic incentives by reason of Tenant’s presence or growth in the Building or otherwise, and provided that any economic incentives sought by Tenant would not materially diminish any economic incentives as to which Landlord is then actively seeking to obtain, Landlord shall cooperate with Tenant in a commercially reasonable manner, at no cost to Landlord, in executing any necessary documents or taking any necessary actions in connection therewith, and Landlord agrees that Tenant shall be entitled to all of the benefits thereof whether same are in the form of real estate tax credits, sales tax credits or other tax credits or savings, cash grants or otherwise.
          Section 31.9 If Landlord fails to perform any of its obligations hereunder and such failure continues for twenty (20) days (or an appropriate shorter period in the event of an emergency) (or such reasonably longer period if such default cannot be diligently cured by Landlord within such twenty (20) day period and Landlord is in good faith diligently attempting to cure same) after written notice thereof by Tenant to Landlord, and if such failure of Landlord to perform materially interferes with the operation of Tenant’s business at the Premises, Tenant may (but shall not be obligated to), perform such obligation, in which event the cost of such performance, together with interest from the date of payment thereof at the Default Rate, shall be reimbursed by Landlord to Tenant upon demand and if same is not so reimbursed, Tenant may (after giving Landlord a separate written notice of Tenant’s intent to offset Fixed Rent and Additional Rent no less than ten (10) Business Days prior to the next due date of Fixed Rent) offset such amount against the Fixed Rent and Additional Rent due hereunder until fully paid. The performance by Tenant of such obligation of Landlord shall not constitute a waiver of any right or remedy of Tenant arising from such failure of Landlord. Notwithstanding anything in this Section 31.9 to the contrary, in no event shall Tenant take any act or cure any Landlord failure if such act by Tenant is likely to interfere with the operation of Landlord’s communication business at the Building or Real Property.
** SIGNATURE PAGES FOLLOW **

IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this Lease as of the day and year first above written.

LANDLORD:	LEVEL 3 COMMUNICATIONS, LLC

By: /s/ Gordon Boyes
Name: Gordon Boyes
Title: Vice President

STATE OF COLORADO	)
ss.:
COUNTY OF BROOMFIELD	)
          On this 28th day of June in the year 2006 before me, the undersigned, a notary public in and for said State, personally appeared Patrick Lynch of Level 3 Communications, LLC, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that s/he executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.
                                                      Notary Public

(Affix Notarial Stamp)

TENANT:	ENVOY CORPORATION

By: /s/ David A. Dutkus
Name: David A. Dutkus
Title: Vice President — Legal and
Assistant Secretary
Tenant’s Federal Tax Identification Number: 58-2573488

STATE OF NEW JERSEY)
ss.:
COUNTY OF Bergen	)
          On this 26th day of June in the year 2006 before me, the undersigned, a notary public in and for said State, personally appeared David A. Dutkus, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that s/he executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.
Notary Public
(Affix Notarial Stamp)

EXHIBIT A
FLOOR PLAN OF THE PREMISES
The floor plan on the following page is intended solely to identify the general outline of the Premises, and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.

EXHIBIT B
                    1. The rights of tenants in the entrances, corridors, elevators of the Building are limited to ingress to and egress from tenants’ premises for tenants and their employees, licenses and invitees, and no tenant shall use, or permit the use of, the entrances, corridors, or elevators for any other purpose. No tenant shall invite to such tenant’s premises, or permit the visit of, persons in such numbers or under such conditions as to interfere with the use and enjoyment of any of the entrances, corridors and other facilities of the Building by other tenants. Fire exits and stairways are for emergency use only, and shall not be used for any other purposes by the tenants, their employees, licensees or invitees. No tenant shall encumber or obstruct, or permit the encumbrance or obstruction of, any of the sidewalks, entrances, corridors, fire exits or stairways of the Building. Landlord reserves the right to control and operate the public portions of the Building and the public facilities, as well as facilities furnished for the common use of tenants, in such manner as it reasonably deems best for the benefit of tenants generally.
                    2. Tenant’s employees shall not loiter around the hallways, stairways, elevators, front, roof or any other part of the Building used in common by the occupants thereof.
                    3. Except as otherwise provided in the Lease, Tenant shall not alter the exterior appearance of the Building by installing signs, advertisements, notices or other graphics on exterior walls.
                    4. Except as specifically provided in the Lease, Tenant shall have no right to install, repair or replace any satellite dish, antennae or other similar devices on the roof of the Building without the prior written consent of Landlord. Any such device installed without such written consent shall be subject to removal, at Tenant’s expense, without notice, at any time.
                    5. No awnings or other projections over or around the windows shall be installed by any tenant.
                    6. No acids, vapors or other materials shall be discharged or permitted to be discharged into the waste lines, vents or flues of the Building. The water and service closets and other plumbing fixtures in or serving any tenant’s premises shall not be used for any purpose other than the purpose for which they were designed or constructed and no sweepings, rubbish, rags, acids or other foreign substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.
                    7. Tenant shall not unreasonably disturb other tenants.

                    8. All hand trucks used in the Building shall be equipped with rubber tires and side guards.
                    9. Each tenant shall, at its expense, provide artificial light in the premises demised to such tenant for Landlord’s agents, contractors and employees while making repairs or alterations therein.
                    10. Tenants shall not permit any cooking or food odors emanating from their demised premises to be detectable in any other portions of the Building.
                    11. Tenants shall coordinate entrance door locks with the Building’s master lock system. Upon vacating the Building, tenants must return keys to storerooms, offices and toilets or pay replacement costs.
                    12. All entrance doors in each tenant’s premises shall be left locked when the tenant’s premises are not in use. Entrance doors shall not be left open at any time.
                    13. Tenants shall not keep pets or other vehicles in their premises without prior written approval by Landlord. Exceptions are made for seeing-eye dogs and conveyances required by handicapped persons.
                    14. Canvassing, soliciting and peddling of products or services are prohibited in the Building, and tenants shall cooperate with Landlord in attempting to prevent such acts in the Building.
                    15. Tenant may refuse admission to the Premises outside of normal hours to any person not having a pass issued by Tenant or not properly identified, except as otherwise set forth in the Lease.
                    16. Tenant, at its sole cost and expense, shall cause the Premises to be exterminated from time to time to the reasonable satisfaction of the Building Management Office, and shall employ such exterminators therefor as shall be approved by the Building Management Office.
                    17. Tenants shall not serve or permit the serving of alcoholic beverages in the its premises unless Tenant shall have procured host liquor liability insurance, issued by companies and in amounts reasonably satisfactory to Landlord, naming Landlord and its managing agent as additional insureds.
                    18. The Building loading docks may be used only for loading and unloading procedures. Tenants may not use the loading dock area for parking. Tenants may not place any dumpsters at the loading docks or any other portion of the Building without the prior written approval of Landlord.
                    19. Tenant’s contractors or vendors may not use any space within the Building outside the Premises for storage or moving of materials or equipment or for the location of a field office or facilities for the employees of such contractors or vendors without obtaining Landlord’s prior written approval for each such use. Landlord shall have the right to terminate such use and remove all such contractor’s or vendor’s materials, equipment and other property from such space, without Landlord being liable to tenant or to such contractor or vendor, and the cost of such termination and removal shall be paid by Tenant to Landlord.
                    20. The Building reserves the right to restrict the use of certain materials (for example, Omega sprinkler heads and piping manufactured in The Republic of China) in the Building based on notifications that declare the materials unsafe.
                    21. Elevators for freight handling service will be operated during Business Hours on Business Days, unless special arrangement is made with Landlord for operation at other times.
                    22. (a) The loading docks located on first or ground floor of the Building are designed to accomplish the immediate transfer and movement of freight between the Premises and trucks. The use of the loading docks by Tenant or any Tenant Party will be confined to such purpose, under the reasonable direction and control of the representative of Landlord in charge of such operation.
          (b) No storage or holding of freight on the loading docks awaiting the arrival of trucks, or awaiting transfer by Tenant from the loading docks to the Premises, will be permitted. No automobiles of Tenant or any Tenant Party may enter on or be stored in any portion of the Building, except in areas designated by Landlord.
          (b) Any violation of this rule or disregard of directions issued by Landlord will give Landlord the right to handle, transfer, remove or store such freight in or to other premises in the Building. When such handling, transfer, removal or storage is performed by Landlord, and when it shall be deemed necessary by Landlord to preserve the continuity of common service provided by this facility, any and all expense will be at Tenant’s sole cost and expense. Landlord will not be responsible for any loss or damage which any such freight may suffer by such handling, removing or storage.
                    23. If any electrical or telephone installations made or operated by any occupant of the Building (including Landlord) shall emit any electromagnetic interference, such party shall immediately discontinue use of such installations until such electromagnetic interference is eliminated to Landlord’s satisfaction or if such interfering party is Landlord, then to Tenant’s satisfaction.
                    24. 31. Landlord reserves the right at any time and from time to time, to rescind, alter, waive, modify, add to or delete, in whole or in part, any of these Rules and Regulations in order to protect the comfort, convenience and safety of all tenants at the Building. Tenant shall not have any rights or claims against Landlord by reason of non-enforcement of these rules and regulations against any tenant, and such non-enforcement will not constitute a waiver as to Tenant, but Landlord will not enforce these rules and regulations in a discriminatory manner.

                    25. If there shall be any inconsistencies between the text of the main body of the Lease and these Rules and Regulations, the provisions of the Lease shall prevail.

Exhibit C
FLOOR PLAN OF THE SUPPORT SPACE
The plans on the following pages are intended solely to identify the general outline of the Support Space, and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions may exist as shown.

Exhibit D
LIST OF PREMISES EQUIPMENT

Exhibit E
Conduit for Tenant’s Use
The plans on the following pages are intended solely to identify the general outline of the Support Space regarding conduit for Tenant’s use, and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions may exist as shown.

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